Exhibit 10.5

LEASE AGREEMENT

(Office)

i

24.	Surrender; Abandoned Property	28
25.	Curing Tenant’s Defaults	29
26.	Defaults — Remedies	29
27.	Representations of Tenant	31
28.	Liability of Landlord	32
29.	Interpretation; Definitions	32
30.	Notices	33
31.	Option to Extend Term	35
32.	Expansion Option	37
33.	Right of First Offer	40
34.	Parking	41
35.	Antenna; Satellite Dish	41
36.	Tenant’s Option to Terminate	42
37.	Termination of Existing Lease	42
38.	Standards; Curing Landlord’s Defaults; Set-off	43
39.	Hazardous Substances	43
40.	Brokerage Fee	44

ii

          THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“LANDLORD”), with its address at Suite 390, 330 Second Avenue South, Minneapolis, MN 55401, and ONTRACK DATA INTERNATIONAL, INC., a corporation organized under the laws of Minnesota (“TENANT”), with its address at 6321 Bury Drive, Suites 13-21, Eden Prairie, Minnesota 55436, and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1. SUMMARY OF TERMS AND CERTAIN DEFINITIONS.

(a)	“PREMISES”:	Approximate rentable square feet: 80,119 (See Section 2)

(b)	“BUILDING”:	Approximate rentable square feet: 80,119 (See Section 2)

(c)	“TERM”: (ss 5)	One Hundred Twenty (120) months plus any partial month from the Commencement Date until the first day of the first full calendar month during the Term; See Section 6

	(i)	“COMMENCEMENT DATE”: See Section 6
	(ii)	“EXPIRATION DATE”: See Section 6

(d)	MINIMUM RENT (ss 8) & OPERATING EXPENSES (ss 9)

	(i)	“MINIMUM ANNUAL RENT”:

	Minimum Annual				Minimum Annual
Lease	Rent Per Rentable			Lease	Rent Per Rentable
Year	Square Foot	Annual	Monthly	Year	Square Foot	Annual	Monthly

1	$9.950	$797,184.00	$66,432.00	6	$10.986	$880,187.28	$73,348.94
2	$10.149	$813,127.68	$67,760.64	7	$11.205	$897,733.44	$74,811.12
3	$10.352	$829,391.88	$69,115.99	8	$11.429	$915,680.04	$76,306.67
4	$10.559	$845,976.51	$70,498.04	9	$11.658	$934,027.32	$77,835.61
5	$10.770	$862,881.62	$71,906.80	10	$11.891	$952,695.00	$79,391.25

(ii) ESTIMATED “ANNUAL OPERATING EXPENSES”: $289,229.64 (Two Hundred Eighty-nine Thousand Two Hundred Twenty-nine and 64/100 Dollars) estimated for calendar year 1999 (based on $3.61 per rentable square foot), payable in monthly installments of $24,102.47 (Twenty-four Thousand One Hundred Two and 47/100 Dollars), subject to adjustment (ss 9(a))

(e)	“PROPORTIONATE SHARE” (ss 9(a)): 100% (Ratio of approximate rentable square feet in the Premises to approximate rentable square feet in the Building)

(f)	“USE” (ss 4): See Section 7

(g)	CONTENTS: This Lease consists of the Index, pages 1 through 45 containing Sections 1 through 40 and the following, all of which are attached hereto and made a part of this Lease:

Exhibits: “A” — Site Plan	“A-1” — Legal Description
“B” — Commencement Certificate Form	“C” — Building Rules
“D” — Cleaning Schedule	“E” — Estoppel Certificate Form
“F-1” — Scope Drawings	“F-2” — Architectural Standards
“F-3” — Minimum Shell Condition Requirements	“G” — Exclusions from Operating Expenses
“H” — Substantial Completion Items	“I” — Existing Title Encumbrances
“J” — Environmental Information

2. CERTAIN DEFINITIONS. In this Lease:

“BUILDING” means the building in which the Premises are located. “LAND” means that portion of the land on which the Project is situated allocated to the Building, Building parking, Building driveways, Building setbacks, landscaping, signage and green space. That portion of the Project area included in the “Land” shall generally be the area south of the line designated “Limit of Building A Land” on the Site Plan. The Land shall not include (i) excess land in the Project being held by Landlord for future development or otherwise not properly attributable to the Building and its amenities as provided above and (ii) the ponding area as identified and delineated on the Site Plan as the “Excluded Pond Area.” At the request of either party following substantial completion of the Base Building and Site Improvements, Landlord and Tenant shall enter into a written agreement stipulating as to the precise boundaries of the Land, the square footage of the Land (exclusive of the pond area described above) and the square footage of the land included in the tax parcel of which the Land is then a part.

“PREMISES” means approximately 80,119 rentable square feet (subject to confirmation as provided in Section 4(g) below), consisting of 100% of the rentable square footage of the Building identified as Building A on the Site Plan, which Building will be constructed by Landlord in accordance with the terms and provisions of this Lease.

“PROJECT” means the Flying Cloud Corporate Campus, a business park consisting of one or more buildings that may be developed by Landlord in accordance with the Site Plan on a portion of the property legally described on attached EXHIBIT AA-1”.

“PROPERTY” means the Building and the Land.

“SITE PLAN” means the Site Plan attached to this Lease as EXHIBIT “A”. Landlord shall not make any alterations to the Site Plan materially and adversely affecting Building A or the parking, access or other amenities serving Building A, without Tenant’s prior written consent.

“TENANT’S PROPORTIONATE SHARE” means the percentage obtained by dividing the rentable square footage of the Premises (as the same may expand or contract pursuant to the provisions of this Lease) by the rentable square footage of the Building or Buildings in which the Premises are located. Tenant’s initial Proportionate Share is 100%.

3. PREMISES.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, together with the nonexclusive right with Landlord and other occupants of the Building to use all areas and facilities provided by Landlord for the use of all tenants in the Property including any lobbies, hallways, driveways, sidewalks and parking, loading and landscaped areas

(the “COMMON AREAS”). So long as Tenant is leasing 100% of the rentable square footage of the Building, Tenant shall have the exclusive use of those Common Areas exclusively serving the Building, subject only to Landlord’s rights of access and use contemplated in this Lease. So long as Tenant is leasing at least 75% of the rentable square footage of the Building, Landlord will not make any material alterations to the Common Areas without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4. CONSTRUCTION OF THE BASE BUILDING.

          (a) LANDLORD’S CONSTRUCTION OBLIGATION. Landlord shall construct the base building (“Base Building”) and related site improvements, including, but not limited to, grading, parking areas, access drives, sidewalks, monument signs to be constructed by landlord under this Lease and landscaping (the “Site Improvements”) substantially in accordance with the “Approved Plans” (as defined below) in accordance with the terms and conditions of this Section 4. All construction shall be done at Landlord’s expense in a good and workmanlike manner, free of mechanic’s liens that are not promptly discharged, and shall comply in all material respects with all applicable laws codes, regulations, rules and requirements of the governmental authorities having jurisdiction, as applied, enforced and interpreted as of the date the building permit is issued, including, but not limited to, all requirements of Title III of the ADA as applicable to commercial facilities.

          (b) PLAN APPROVAL PROCESS. Landlord and Tenant have approved the following preliminary plans and specifications for the Base Building and Site Improvements (the “Preliminary Plans”): (1) Scope Drawings listed on attached EXHIBIT “F-1”, Architectural Standards listed on attached EXHIBIT “F-2”, and the Minimum Shell Condition Requirements listed on attached EXHIBIT “F-3”. To the extent there is any conflict between the Scope Drawings or the Architectural Standards and the Minimum Shell Condition Requirements, the Minimum Shell Condition Requirements shall control. During the design process, Landlord and Tenant will hold at least bi-weekly status meetings consisting of the respective team managers and other appropriate personnel. Landlord will endeavor to provide Tenant, on or before the date that is 60 days after the date of this Lease, detailed plans and specifications for the construction of the Base Building and Site Improvements (the “Construction Plans”). The Construction Plans shall be consistent with the Preliminary Plans. Within 8 business days after its receipt of the Construction Plans (or receipt of any modified Construction Plans as provided below), Tenant shall notify Landlord of its approval or disapproval of the Construction Plans (which approval shall not be unreasonably withheld), and if Tenant disapproves the Construction Plans, the revisions that Tenant requires in order to obtain such approval. It is agreed that Tenant will not object to Construction Plans to the extent that they conform to the Preliminary Plans; without limiting the foregoing, specifications included in the Construction Plans shall be consistent with the high quality materials (taking into account useful life, future operating costs and maintenance) contemplated in the Preliminary Plans. As promptly as reasonably possible thereafter, but no later than 30 days after Tenant’s response, Landlord shall submit to Tenant modified Construction Plans incorporating appropriate revisions. Tenant’s approval of the final Construction Plans shall be evidenced by the signature of Tenant’s authorized representative on the top of each sheet of the approved construction drawings and specifications. The approved construction drawings and specifications are herein termed the “Approved Plans”. If within the time periods provided above Tenant fails to approve or disapprove any submittal from Landlord to Tenant, said submittal shall be deemed approved. Once approved by Tenant, Landlord will not change any of the Approved Plans without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed provided such change is not material to the design or quality of the Base Building or Site Improvements; if such change is material to the design or quality of the Base Building or Site Improvements, Tenant may withhold its consent in Tenant’s sole discretion.

          (c) CONSTRUCTION DEADLINES; REMEDIES. Landlord shall cause the Base Building and Site Improvements to be substantially completed in accordance with the requirements of Section 4(a) above on or before MAY 1, 1999, subject only to (1) any delay caused by Tenant (“Tenant Delay”) or (2) any delay caused by Force Majeure (as defined below).

          If Landlord fails to so substantially complete the Base Building and Site Improvements on or before MAY 1, 1999 (as the same may be extended as a result of any Tenant Delay or delay caused by Force Majeure), then Tenant shall receive, for the first 30 days of such delay, two (2) days of gross free rent for each day of such delay, and after first 30 days of such delay, Tenant shall receive three (3) days of gross free rent for each day of delay beyond the initial 30-day delay. In addition, Tenant shall have the right to hold over in Tenant’s Existing Premises (as defined in Section 37 below), at the same rent and on all of the same terms as provided in Tenant’s Existing Lease (as defined in Section 37 below), until the Commencement Date of this Lease. The foregoing shall be Tenant’s sole and exclusive remedies for any delay in the substantial completion of the Base Building. During any “free rent” period described above, Tenant shall be obligated to pay for all utilities used by Tenant. For purposes of this Section “Force Majeure” delays shall mean the time lost by Landlord or Landlord’s contractors, subcontractors or suppliers due to floods, fire, tornado, earthquake or other casualties or natural disasters, war or national emergency, governmental restrictions and limitations or any cause similar to the foregoing beyond the reasonable control of Landlord or Landlord’s contractors, subcontractors or suppliers, except that the term “Force Majeure” delays shall expressly exclude delays due to snow, cold weather or similar adverse weather conditions, strikes or other labor troubles or due to scarcity or unavailability of fuel, labor or materials (unless directly related to one of the expressly enumerated causes above).

          For purposes of this Section 4, “substantial completion” shall be deemed to have occurred as of the date Landlord provides Tenant a notice of substantial completion enclosing: (1) a certificate of substantial completion signed by Landlord’s architect and certifying to Tenant that the Base Building and Site Improvements have been completed in accordance with the Approved Plans except for enumerated punch list items, and (2) a copy of a certificate of occupancy (temporary or permanent) issued by the City of Eden Prairie for the Base Building. The foregoing notwithstanding, substantial completion shall not be deemed to occur unless the minimum requirements listed on attached EXHIBIT “H” are satisfied. Completion of landscaping, monument signs, and completion of the final wearing course of the parking lot shall not be deemed requirements of substantial completion, but Landlord shall nevertheless complete such items following substantial completion with reasonable diligence (but no later than July 1, 1999 unless Landlord and Tenant otherwise agree) in accordance with the requirements of Section 4(a) above. Moreover, clause (2) in the first sentence of this paragraph notwithstanding, and provided that all other conditions of substantial completion set out in this paragraph are satisfied, the Base Building and Site Improvements shall be deemed substantially complete if Landlord has satisfied all conditions to obtaining a certificate of occupancy as such conditions pertain to Landlord’s construction obligations, and the sole reason for a delay in the issuance of such a certificate is unfinished Tenant improvements or fixturing.

          Upon Landlord’s delivery to Tenant of a proper notice of substantial completion, Landlord and Tenant shall jointly perform an inspection of the Base Building and identify any incomplete items or other elements of work not materially conforming to the Approved Plans. The list resulting from such inspection shall be deemed the “punch list.” If Landlord has not completed the punch list items within 45 days of substantial completion or within such additional reasonable time as may be necessary provided Landlord is proceeding with all due diligence to cause such punch list items to be corrected, then Tenant may complete such punch list items and Landlord shall reimburse Tenant for Tenant’s cost of completion, plus an administrative fee of 10% of the cost thereof.

          (d) APPROVAL & CONSTRUCTION CONTINGENCIES. In the event Landlord has not received all necessary governmental approvals for the development of the site and the construction of the Base Building and Site Improvements and commenced construction (meaning the commencement of construction of the Building footings) of the Base Building on or before JANUARY 1, 1999, either Landlord or Tenant may terminate this Lease by giving written notice of termination to the other. Landlord shall use all reasonable efforts to obtain such approvals and commence construction on or before January 1, 1999.

          If either party so terminates the Lease, Tenant shall have the right to remain in Tenant’s Existing Premises (as defined in Section 37 below) pursuant to Tenant’s Existing Lease (as defined in Section 37 below) for any period up to and including June 30, 2000, at the rental rate provided under the Existing Lease, or, if such holdover continues beyond the scheduled expiration of the Existing Lease, at the rental rate in effect at the time of such scheduled expiration, without any “holdover” increase or premium. In such event, the Existing Lease shall terminate at 11:59 p.m. on June 30, 2000, or such earlier date as Tenant may state in a notice of termination given by Tenant to Landlord at least 90 days prior to the stipulated termination date, which date shall be the last day of a month.

          If either party so terminates the Lease, Landlord shall reimburse Tenant for the following costs: (i) the following actual out-of-pocket costs incurred by Tenant in connection with the Premises or this Lease: costs of architectural and engineering services, real estate consultant fees, project management fees, telecommunications costs, planning costs, and (ii) reasonable costs of construction within the Existing Premises (including leasehold improvements [excluding trade fixtures and equipment] installed in the Existing Premises but constructed or assembled off-site, such as millwork or specialty items) to making the Existing Premises suitable for the holdover period.

          (e) CHANGE ORDERS. If Tenant requests Landlord’s approval of a change order to modify any portion of Landlord’s work from that shown on the Approved Plans (“Change Order”), Landlord’s approval of the Change Order will not be unreasonably withheld provided the requested change does not result in a material change in the quality or character of the Project. Landlord shall respond to any such Tenant proposed Change Order with reasonable promptness taking into consideration the complexity of the proposal. If Landlord approves a requested Change Order, Landlord shall prepare and submit to Tenant a written certification of the Change Order (the “Verification”), which shall state the amount, if any, of the increase or decrease in the cost (which shall be the actual costs or savings to Landlord) of Landlord’s work as set forth in the Approved Plans. The Verification will also state Landlord’s reasonable estimate of any delays in completion of Landlord’s work expected to result from the Change Order. Within five business days after Tenant’s receipt of the Verification, Tenant shall approve or reject the same in writing. If the requested Change Order results in an increase in Landlord’s cost or a delay in the completion of Landlord’s work, Tenant shall acknowledge in writing its consent to the increase and/or delay and to the Change Order before Landlord shall be obligated to do the work contemplated by the Change Order. If the increase and/or delay is so approved by Tenant, 90% the amount of the increase will be paid by Tenant to Landlord within 10 days after completion of the work covered by the Change Order, with the balance to be paid upon final completion of the Base Building; savings, if any, resulting from any particular Change Order shall be netted against the total increases resulting from Change Orders. If any Change Order requires an additional period of time for completion of Landlord’s Work, all completion deadlines relating to Landlord’s construction obligations will be extended by that same period of time, provided, if Tenant approves a Change Order, Landlord will be bound by the time frames and amounts set out in the Verification. Approved Change Orders shall be deemed to be a part of the Approved Plans.

          (f) PRE-COMPLETION TRANSFER OF LANDLORD’S INTEREST. Landlord shall not sell, transfer or otherwise assign any interest in this Lease or in the Building or Land prior to Substantial Completion of the Base Building without first obtaining the written consent of Tenant. The foregoing shall not apply to a transfer to any successor to the interest of Landlord by merger, a transfer to any entity acquiring substantially all of the assets of Landlord, or a transfer to any entity controlled by, controlling or under common control with Landlord or Liberty Property Trust, all of which may proceed without Tenant’s consent, provided such transfer shall not release Landlord of its obligations hereunder.

          (g) CERTIFICATION AS TO “AS BUILT” SQUARE FOOTAGE. Prior to the Commencement Date, Landlord will cause Landlord’s architect to determine the actual rentable square footage of the Building as constructed, and to deliver to Landlord and Tenant an appropriate certificate certifying to the as-built rentable square footage. Such certificate will be conclusive unless objected to by

Landlord or Tenant by written notice to the other party given within 30 days after receipt of the certificate. If the as-built rentable square footage is greater than or less than the 80,119 stipulated in Section 1(b), the Minimum Annual Rent shall be adjusted, as appropriate, based on the Minimum Annual Rent Per Square Foot set forth in Section 1(d)(i). In such event, Landlord and Tenant shall enter into an amendment of this Lease setting forth the as-built rentable square footage of the Building and the adjusted schedule of Minimum Annual Rent. Rentable square footage shall be measured in accordance with Building Owners and Managers Association (BOMA) measurement standards for full floor tenants.

          (h) LANDLORD’S CONSTRUCTION WARRANTY. Landlord warrants to Tenant for a period commencing on the date of substantial completion of the Base Building and Site Improvements and ending one year later that the Base Building and Site Improvements will be free from improper or defective workmanship and materials. Landlord further warrants to Tenant for a period commencing on the date of substantial completion of the Base Building and Site Improvements and ending one year later that there will be no material defect in the Base Building or Site Improvements, or any portion thereof, caused by a failure to design the Base Building or Site Improvements, or any portion thereof, in accordance with all applicable codes, laws, ordinances, regulations and professional standards of care in force and as interpreted as of the date of this Agreement. 5. TENANT IMPROVEMENTS; TENANT ALLOWANCE.

          (a) BASE BUILDING STATUS; ACCESS FOR TENANT IMPROVEMENTS. On or about the date (the “TENANT ACCESS DATE”) that construction of the Base Building has progressed to the point that Tenant and Tenant’s Agents may proceed with the construction of the Initial Tenant Improvements without any material interference with or delay in the construction of the Initial Tenant Improvements resulting from any uncompleted Landlord’s work or the construction activities of Landlord or Landlord’s Agents that cannot be resolved by reasonable mutual cooperation and sequencing of activities, Landlord shall so notify Tenant. Landlord shall cause the Tenant Access Date to occur on or before MARCH 1, 1998, subject to extension only for Tenant Delays or any delay resulting from Force Majeure. From and after the Tenant Access Date, Tenant and Tenant’s Agents shall have continuous non-exclusive access to the Premises on the terms described above, at Tenant’s own risk, expense (except as expressly provided herein) and responsibility, for the construction of the Initial Tenant Improvements without material interference from Landlord or Landlord’s Agents. Tenant and Tenant’s Agents will consult and cooperate with Landlord’s general contractor regarding the scheduling of Tenant’s work so as to coordinate Tenant’s activities after the Tenant Access Date with any Base Building work still being performed by Landlord’s general contractor and to prevent any interference on the part of Landlord’s Agents with Tenant’s work and on the part of Tenant’s Agents with Landlord’s work. The foregoing notwithstanding, during that portion of the pre-Commencement Date period starting with the date that is 60 days after the Tenant Access Date Tenant shall have exclusive access to the Premises (other than access on the part of Landlord or its Agents to complete punchlist items, conduct inspections, or complete any items of unfinished work provided such access does not interfere with or delay Tenant’s work).

          In connection with such access prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease including carrying the insurance specified by the Lease, as if the term of this Lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent, Annual Operating Expenses or utilities until the Commencement Date (as defined below).

          During such pre-Commencement Date access, Landlord shall provide Tenant, without charge, utilities, heat, air conditioning (when reasonably required by Tenant), general building security, and staging areas. Tenant shall be responsible at its expense for all trash removal directly related to the construction of the Initial Tenant Improvements or Tenant’s furnishing and equipping the Premises.

          (b) TENANT IMPROVEMENTS. Landlord is responsible for completion of the Base Building and Site Improvements in accordance with the Approved Plans on the terms and conditions set forth in this Lease. All other improvements in and to the Premises required by Tenant shall be completed by Tenant and its contractor(s), at Tenant’s sole expense (subject to reimbursement in the amount of the Tenant Improvement Allowance as provided in this Section 5), in accordance with plans and specifications approved in writing by Landlord, which approval will not be unreasonably withheld, delayed or conditioned (the “Initial Tenant Improvements”). Tenant shall comply with Sections 12 and 13 of this Lease and the following conditions with respect to the Initial Tenant Improvements:

                    (i) Tenant shall obtain Landlord’s approval of Tenant’s general contractor, which approval shall not be unreasonably withheld, conditioned or delayed;

                    (ii) at least ten (10) days prior to commencement of construction, Tenant shall deliver to Landlord a certificate of insurance for each of Tenant’s contractors evidencing adequate insurance coverage naming Landlord as additional insured;

                    (iii) all construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all Laws and Requirements (as defined in Section 10(a)). Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant’s construction.

          (c) TENANT IMPROVEMENT ALLOWANCE. Landlord shall provide Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) in an amount equal to $4.50 per rentable square foot of the Premises toward Tenant’s actual, out-of-pocket costs incurred for design, architectural, engineering and other fees (including consulting and project management fees) related to, and for the hard costs of construction of, the Initial Tenant Improvements. The Tenant Improvement Allowance shall be disbursed by Landlord in a manner consistent with typical construction draw procedures; Tenant may submit draw requests not more frequently than monthly, such requests to be accompanied by such reasonable and customary documentation as Landlord may require, including lien waivers. Draws may commence at any time after Lease execution, but may only be submitted for expenses actually incurred by Tenant. If Landlord defaults in the payment of the Tenant Improvement Allowance, and such default continues for 5 business days after written notice of default given by Tenant to Landlord, Tenant may set off amounts due and unpaid (together with interest at the rate provided in this Lease) against the installment(s) of Minimum Annual Rent next due.

6. TERM.

     (a)  COMMENCEMENT DATE. This Lease, and the obligation to pay Minimum Annual Rent and additional Rent hereunder (subject to any rent-free period as provided under Section 4(c) above), shall commence on the date (the “Commencement Date”) that is the earlier to occur of:

          (i) The Monday following Tenant’s occupancy of substantially all of the Premises for the purpose of conducting Tenant’s business in and from the Premises (Tenant plans to move into and occupy the Building in phases over several weeks and the fact that Tenant occupies and opens for business in a part, but less than substantially all, of the Premises shall not in itself trigger Lease Commencement);

          (ii) If Tenant uses a contractor other than Landlord’s Base Building general contractor for the construction of the Initial Tenant Improvements, the later of (1) 120 days after the Tenant Access Date, or (2) 60 days after the substantial completion of the Base Building and Site Improvements, it being the intent of the parties that if Tenant uses a contractor other than Landlord’s general contractor, Tenant shall have nonexclusive and unrestricted (subject to the provisions of Section 5(a) above) access to the Premises for the 60-day period from 120 days to 60 days prior to the Commencement Date and exclusive access to the Premises (other than access on the part of Landlord or its Agents to complete punchlist items, conduct inspections, or complete any items of unfinished work provided such access does not interfere with or delay Tenant’s work) for the 60-days preceding the Commencement Date.

          (iii) If Tenant uses Landlord’s general contractor for the construction of the Initial Tenant Improvements, the later of (i) the first Monday following the date that is 60 days after the date of substantial completion of the Initial Tenant Improvements (exclusive of the installation of the Tenant’s equipment, furniture and personal property; this work is contemplated to occur during the 60-day period following the substantial completion of the Initial Tenant Improvements), or (ii) the date of substantial completion by Landlord of the Base Building and Site Improvements. Tenant shall use all reasonable diligence to cause substantial completion of the Initial Tenant Improvements (exclusive of the installation of the Tenant’s equipment, furniture and personal property; this work is contemplated to occur during the 60-day period following the substantial completion of the Initial Tenant Improvements) to occur within 60 days of the Tenant Access Date. Without limiting the foregoing, If Tenant uses Landlord’s general contractor for the construction of the Initial Tenant Improvements, Tenant shall contract with Landlord’s general contractor, and provide Landlord’s general contractor with construction plans and specifications, material selections and other appropriate information sufficiently in advance of the Tenant Access Date so that such general contractor can commence construction of the Initial Tenant Improvements as of the Tenant Access Date and proceed with construction without delay resulting from failure of Tenant to timely approve plans or select materials. Tenant’s construction contract shall obligate such general contractor to substantially complete the Initial Tenant Improvements within 60 days of the Tenant Access Date. If construction of the Initial Tenant Improvements is delayed as a result of any such delay caused by Tenant, the Commencement Date shall be the date this Lease would have commenced but for such delay.

     The 60-day period for completion of the Initial Tenant Improvements contemplated in subsections (ii) and (iii) above shall be extended for delay resulting from Force Majeure events, applying to Tenant the same definition of “Force Majeure” applicable to Landlord under Section 4(c) above.

     (b)  EXPIRATION DATE. The term of this Lease shall expire at 11:59 p.m. on the last day of the tenth “lease year” (the “Expiration Date”). The first “lease year” means the period of 12 consecutive full calendar months commencing on the later of the following two dates (including for the first lease year any partial month from such date until the first day of the first full calendar month thereafter): (1) the Commencement Date or (2) the date any “rent free” period afforded Tenant pursuant to Section 4(c) above expires. Each subsequent “lease year” means each period of 12 full calendar months thereafter during the Term. Subject to Section 36 (entitled “Tenant’s Option to Terminate”), the parties intend that Tenant pay rent for 120 full calendar months notwithstanding any ‘rent free” period afforded Tenant following the Commencement Date as a result of construction delays.

     (c)  COMMENCEMENT CERTIFICATE. At Landlord’s request, Tenant shall confirm the Commencement Date and the Expiration Date by executing a lease commencement certificate in the form attached as EXHIBIT “B”.

7.     PERMITTED USE. Tenant shall occupy and use the Premises for and only for general office purposes and/or for any other lawful use permitted under applicable zoning provided that such use is compatible with and appropriate for a class A suburban office park in the Minneapolis/St. Paul metropolitan area. Tenant will use the Premises in such a manner as is lawful, reputable and will not create a nuisance or otherwise unreasonably interfere with any other tenant’s normal operations or the management of the Building. Tenant shall not use or permit the use of any portion of the Common Areas for other than their intended use.

8.     MINIMUM ANNUAL RENT. Tenant agrees to pay to Landlord the Minimum Annual Rent in equal monthly installments in the amount set forth in Section l(d) (as increased at the beginning of each lease year as set forth in Section l(d)), in advance, on the first day of each calendar month during the Term, without notice, demand or setoff (except as expressly provided in this Lease), at

Landlord’s address designated at the beginning of this Lease unless Landlord designates otherwise (Landlord shall not require Tenant to pay rent to an address outside of the United States). If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date.

9. OPERATION OF PROPERTY; PAYMENT OF EXPENSES.

     (a)  PAYMENT OF OPERATING EXPENSES. Tenant shall pay to Landlord the Annual Operating Expenses in equal monthly installments in the amount set forth in Section l(d) (prorated for any partial month), from the Commencement Date and continuing throughout the Term on the first day of each calendar month during the Term, as additional rent, without notice, demand or setoff (except as expressly provided in this Lease). Landlord shall apply such payments to the annual operating costs to Landlord of operating and maintaining the Property during each calendar year of the Term, which costs may include by way of example rather than limitation: insurance premiums, fees, Impositions, costs for repairs, maintenance, service contracts, management and administrative fees (management and administrative fees shall not exceed 3% of the total Minimum Annual Rent and Operating Expenses payable by Tenant [excluding Impositions and excluding utilities separately metered to Tenant], and shall be in the nature of Avalue added A fee for which services such as accounting, bill-paying and senior management [i.e. above the level of building manager] are provided), governmental permits, overhead expenses, costs of furnishing water, sewer, gas, fuel, electricity, other utility services, janitorial service, trash removal, security services, landscaping and grounds maintenance, and the costs of any other items attributable to operating or maintaining any or all of the Property excluding any costs listed on attached EXHIBIT “G” and any costs which under generally accepted accounting principles are capital expenditures; provided, however, that annual operating costs shall include the annual amortization (over an assumed useful life of fifteen years) of the costs (including financing charges) of building improvements made by Landlord to the Property that are required by any governmental authority or, to the extent of the actual reduction in operating expenses, for the purpose of reducing operating expenses. The amount of the Annual Operating Expenses set forth in Section 1(d) represents Landlord’s estimate of Tenant’s share of the estimated operating costs during the first calendar year of the Term on an annualized basis; from time to time (but not more than quarterly) Landlord may adjust such estimated amount if the estimated operating costs increase or decrease. Tenant’s obligation to pay the Annual Operating Expenses pursuant to this Section 7, and Landlord’s obligation to refund any overpayments, shall survive the expiration or termination of this Lease. Landlord and Tenant shall, at the request of either party, consult with each other regarding the level of services to be provided by Landlord and standard of maintenance to be observed by Landlord with a view toward managing and controlling Operating Expenses in a reasonable and prudent manner consistent with the standards observed with respect to comparable class A suburban office buildings in the Minneapolis/St. Paul metropolitan area. In no event shall Landlord be obligated to reduce services or standards of maintenance below those appropriate and necessary to maintain the Building and Site Improvements in good condition and repair, consistent with the maintenance standards prevailing among comparable class A suburban office buildings in the Minneapolis/St. Paul metropolitan area.

          (i) COMPUTATION OF TENANT’S SHARE OF ANNUAL OPERATING COSTS. After the end of each calendar year of the Term, Landlord shall compute Tenant’s share of the annual operating costs described above incurred during such calendar year by (A) calculating an appropriate adjustment, using generally accepted accounting principles, to avoid allocating to Tenant or to any other tenant (as the case may be) those specific costs which Tenant or any other tenant has agreed to pay, (B) subject to the provisions set forth below in this subsection (i), calculating an appropriate adjustment, using generally accepted accounting principles, to avoid allocating to any vacant space those specific costs (limited to costs which may vary depending upon the occupancy level of the Building) which were not incurred for such space; and (C) multiplying the adjusted annual operating costs by Tenant’s Proportionate Share. Any adjustment or “gross up” pursuant to clause (B) shall be determined as follows: If the Building is not at least ninety-five percent (95%) occupied by tenants during all or any portion of a calendar year, or if during all or a portion of any calendar year Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Operating Expenses, then Landlord may elect to make an adjustment for such year of components of Operating Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building. Provided such amounts are otherwise properly includable in Operating Expenses, any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Operating Expenses for such year, as if the Building had been ninety-five percent (95%) occupied during the entire calendar year, Landlord had furnished such service at its expense for the entire calendar year and Landlord had paid or incurred such costs and expenses for such year.

          (ii) RECONCILIATION. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or at any time in the event of a sale of the Property), Landlord shall provide Tenant with an itemized statement of the actual amounts included in such annual operating costs for the preceding calendar year or part thereof, together with a summary of the manner in which any adjustments made pursuant to Section 9(a)(i) above were computed. Landlord or Tenant shall pay to the other the amount of any deficiency or overpayment then due from one to the other or, at Tenant’s option, Landlord shall credit Tenant’s account for any overpayment. If Landlord has overestimated annual operating costs for any calendar year by more than 5%, Landlord shall pay or, at Tenant’s option, credit to Tenant interest on the amounts over-collected from Tenant at the rate set forth in Section 29 of this Lease.

     If at any time during a calendar year Landlord materially increases or decreases Landlord’s estimate of Operating Expenses, Landlord shall, upon request of Tenant, promptly provide Tenant a detailed written explanation of the reason for the increase.

     Tenant shall also be entitled at any reasonable time during regular business hours, but no more than once in each calendar year, after giving to Landlord at least five (5) business days prior written notice, to inspect in Landlord’s business office all Landlord’s records necessary to satisfy itself that all charges have been correctly allocated to Tenant, for any of the four (4) calendar years immediately preceding the year during which such notice is given (throughout the Term Landlord’s books relating to Operating Expenses shall be maintained on a calendar year basis), and/or to obtain an audit thereof by an independent certified public accountant (selected by Tenant with Landlord’s written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord’s certification of the amount of additional rent charged Tenant. In no event shall Tenant be entitled to audit the books for any calendar year more than once. If it is determined that Tenant’s liability for additional rent for any such calendar year is less than the amount which Landlord previously certified to Tenant for such calendar year, Landlord shall refund promptly to Tenant the amount of the additional rent paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit, together with interest on such amount at the rate set forth in Section 29 of this Lease. If it is determined that Tenant’s liability for additional rent for any such calendar year is greater than the amount which Landlord previously certified to Tenant for such calendar year, Tenant shall promptly pay to Landlord the amount of the additional rent payable by Tenant for such calendar year which exceeds the amount which Tenant had previously paid, as determined following such audit. Tenant shall bear the total cost of any inspection or audit of Landlord’s books and records conducted by Tenant, except that if it is determined that Tenant’s liability for additional rent for such calendar year is less than ninety-seven percent (97%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall pay to Tenant the cost of such audit (provided, however, that Landlord shall not be required to pay the cost of any audit based on a contingency fee or percentage of the amount recovered for Tenant).

     (b)  IMPOSITIONS. As used in this Lease the term “Impositions” refers to all levies, taxes (including sales taxes and gross receipt taxes) and installments of assessments (including interest thereon), which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, and the reasonable cost of contesting any of the foregoing, upon or with respect to the Property or any part thereof, or any improvements thereto. Except as provided below, Tenant shall pay to Landlord with the monthly payment of Minimum Annual Rent any Imposition imposed directly upon this Lease or the Rent (defined in Section 9(g)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest herein. Tenant’s Proportionate Share of real estate taxes and installments of special assessments payable therewith with respect to the Property shall be paid by Tenant to Landlord on or before the later of: (1) 15 days after Landlord furnishes Tenant a copy of the tax statement received from the taxing authority, or (2) 20 calendar days prior to the due date of the semi-annual installments of such real estate taxes and special assessments. Notwithstanding any provision to the contrary in this Lease, Tenant shall not be obligated to pay for any special assessments relating to the acquisition, original construction or development (including any special assessments or similar taxes levied as a condition of municipal approvals) of the Building, Site Improvements or Project, or any special assessments levied or pending as of the date of this Lease.

     Tenant acknowledges that the Property might not constitute a separate and discrete tax parcel. In such event, Tenant shall pay Tenant’s Proportionate Share of the sum of the Land Tax Cost and the Building Tax Cost, as defined and determined below. “Land Tax Cost” shall mean the total real estate taxes payable in the year in question allocable to all of the land (exclusive of ponding areas as provided below) included in the tax parcel of which the Land is a part (based on the assessed value of all of the land [exclusive of buildings] included in the tax parcel of which the Land is a part and shown on the applicable tax statement), prorated to the Land on a strict land-area [exclusive of ponding areas as provided below] square footage basis. “Building Tax Cost” shall mean the total real estate taxes payable in the year in question allocable to all of the buildings included in the tax parcel of which the Building is a part (based on the total assessed value of the buildings [exclusive of land] included in said tax parcel and shown on the applicable tax statement) multiplied by a fraction, the numerator of which is the assessor’s estimated value of the Building, and the denominator of which is the assessor’s estimated value of all of the buildings included in the overall tax parcel. Landlord shall fully disclose to Tenant the assessor’s allocation of the total building portion of the taxes among the various buildings included in the tax parcel, as and when such information is provided to Landlord by the assessor. Installments of special assessments, if any, properly includable in Operating Expenses shall be apportioned and allocated between the Land and the remainder of the tax parcel of which the Land is a part based on a strict land-area [exclusive of ponding areas as provided below] square footage basis, provided, however, that no special assessment exclusively benefitting a portion of the Project outside of the Land shall be so allocated to the Land . For purposes of all land-area calculations in this paragraph, the square footage (as determined in accordance with the provisions under the definition of “Land” in Section 2 above) of any ponding areas within the Land or Project shall be excluded from the land-area square footages used.

     Provided Tenant is then leasing not less than 50% of the Building, Tenant shall have the independent right to contest, at its sole cost and expense, the valuation of, and real estate taxes assessed against, the Property for any period falling within the lease Term. Tenant shall provide Landlord notice of any such contest and copy Landlord on all filings, settlement offers and counter-offers, correspondence and other documents relating to such contest. If Tenant is leasing less than 50% of the Building, Tenant shall not initiate any proceeding to contest or dispute the amount of any real estate taxes or the assessed value of the Property. However, at the written request of Tenant, Landlord shall, unless Landlord has reasonable grounds for refusing, bring proceedings to contest the validity or amount of any real estate taxes or valuation. Tenant shall cooperate with Landlord with respect to such proceedings to the extent reasonably necessary and shall pay Landlord Tenant’s Proportionate Share of all reasonable costs, fees and expenses incurred in connection with such proceedings as additional rent promptly upon being billed.

     Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits, estate or gift, transfer or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Imposition or an increase in any Imposition.

     If it shall not be lawful for Tenant to reimburse Landlord for any of the Impositions, the Minimum Annual Rent shall be increased by the amount of the portion of such Imposition allocable to Tenant, unless prohibited by law.

     (c)  INSURANCE.

          (i) PROPERTY. Landlord shall keep in effect insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building (but excluding coverage of Tenant’s personal property in, and any alterations [including, but not limited to, the Initial Tenant Improvements] by Tenant to, the Premises as constituted from time to time), and such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee. Provided Tenant is leasing the entire Building, at the request of Tenant Landlord will consult with Tenant regarding the amount of any deductible, it being understood that although a higher deductible will result in lower insurance costs passed through to Tenant, Tenant will, if and only if Tenant is leasing the entire Building, be responsible for payment of the deductible in the event of a loss. The foregoing notwithstanding, Landlord shall not carry casualty insurance with a deductible in excess of $10,000 ($25,000 in the case of flood and earthquake) without Tenant’s prior written consent. Tenant shall be responsible for insuring the Initial Tenant Improvements, any other of Tenant’s leasehold improvements in the Premises (as constituted from time to time), and all trade fixtures, equipment, furnishings and personal property of Tenant on or about the Premises or Property. Landlord shall carry commercially reasonable builder’s risk insurance with respect to the construction of the Base Building and Site Improvements.

          (ii) TENANT’S LIABILITY INSURANCE. Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as reasonably may be required by Landlord from time-to-time, but not less than a combined single limit of $1,000,000 per occurrence and a general aggregate limit of not less than $2,000,000 (which aggregate limit shall apply separately to each of Tenant’s locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord’s agent as insured parties with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis, shall provide that it is primary (with respect to the acts or omissions of Tenant or Tenant’s Agents) with respect to any policies carried by Landlord and that any liability coverage carried by Landlord shall be excess insurance, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in form reasonably satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of BEST’S INSURANCE REPORTS. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

          (iii) LANDLORD’S LIABILITY INSURANCE. Landlord will maintain comprehensive general public liability insurance with respect to the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage, equal to or greater than the minimum limits for the liability insurance to be carried by Tenant under this Section. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of BEST’S INSURANCE REPORTS. At Tenant’s request, Landlord will provide Tenant with a certificate or certificates evidencing such insurance.

          (iv) WAIVER OF SUBROGATION. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers’ right of subrogation against the other party.

     (d)  REPAIRS AND MAINTENANCE; COMMON AREAS; BUILDING MANAGEMENT.

          (i) Tenant at its sole expense shall maintain the Premises in a neat and orderly condition.

          (ii) Landlord, shall make all necessary repairs (including, but not limited to, repairing defects in the design or construction of the Base Building or Site Improvements) to the Premises, the Common Areas and any other improvements located on the Property. Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved areas appurtenant to the Property in a clean and orderly condition. Tenant shall promptly notify Landlord of any conditions known to Tenant that require repair. Landlord shall maintain and repair the Property in a manner consistent with the standards prevailing in comparable class A suburban office buildings in the Minneapolis/St. Paul metropolitan area.

          (iii) Notwithstanding anything herein to the contrary, repairs and replacements to the Property including the Premises made necessary solely by Tenant’s particular or unique use or occupancy (as opposed to typical general office use or occupancy), or alteration of, or Tenant s installation in or upon the Property or by any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by Landlord’s or any other tenant’s use, occupancy or alteration of, or by Landlord’s or any other tenant’s installation in or upon, the Property or by any act or omission of Landlord or any other tenant or Landlord’s or any other tenant’s Agents.

     (e)  UTILITIES. All utilities serving the Premises shall be separately metered to the Premises (such metering to be installed at Landlord’s expense) and, to the extent permissible,

directly billed to Tenant by the applicable utility company. Heating, ventilation and air conditioning systems serving the Premises will be designed and constructed by Landlord to be under Tenant’s control and may be used on such days and during such hours as Tenant may determine in its discretion. Provided Landlord constructs the Premises in accordance with the mechanical and electrical specifications included in the Approved Plans, Tenant shall not place loads on any of the building systems in excess of the capacity for which they were designed.

     Tenant shall pay all separately metered utility charges as and when billed to Tenant, without delinquency. Landlord shall not be responsible or liable for any interruption in utility service not arising out of any act or omission of Landlord, nor shall such interruption affect the continuation or validity of this Lease. Landlord will make all reasonable efforts to cause service to be restored as soon as possible after any interruption.

     (f)  JANITORIAL SERVICES. Landlord will provide Tenant with trash removal and janitorial services pursuant to a cleaning schedule attached as Exhibit “D”. Tenant shall have the right to modify the services scheduled on Exhibit “D” with Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant may, by written notice to Landlord, elect to provide, at its sole cost or expense, all or a portion of its own janitorial services to the Premises, provided that Tenant at all times maintains janitorial standards that are consistent with those prevailing in comparable class A suburban office buildings.

     (g)  “RENT.” The term “RENT” as used in this Lease means the Minimum Annual Rent, Annual Operating Expenses and any other additional rent or sums payable by Tenant to Landlord pursuant to this Lease, all of which shall be deemed rent for purposes of Landlord’s rights and remedies with respect thereto. Tenant shall pay all Rent due to Landlord within 30 days after Tenant is billed, unless otherwise provided in this Lease, and interest shall accrue on all sums due but unpaid within such time at the rate provided in Section 29. All scheduled monthly payments of Minimum Annual Rent and estimated Annual Operating Expenses not paid when due shall bear interest from the due date at the rate provided in Section 29.

10. COMPLIANCE WITH LAWS.

     (a)  LANDLORD’S OBLIGATIONS. Except as expressly provided in Section 10(b), Landlord shall be responsible for maintaining the Base Building, including any restroom facilities and exterior areas constructed by Landlord as part of Landlord’s initial work, in compliance with all applicable laws, ordinances, notices, orders, rules, regulations and requirements regulating the Property during the Term (as the same may be amended, the “LAWS AND REQUIREMENTS”). The foregoing shall not be construed to obligate Landlord to comply with changes in Laws and Requirements unless and until the time compliance is required under the applicable Laws and Requirements. Following the initial construction of the Base Building, all capital expenditures made by Landlord with respect to complying with Laws and Requirements may be amortized over a stipulated useful life of fifteen years, and, notwithstanding any provision in this Lease to the contrary, such annual amortization of such costs (including reasonable interest) may be included in Operating Expenses.

     (b)  TENANT’S OBLIGATIONS. Tenant shall use and occupy the Premises and Common Areas in compliance with all Laws and Requirements and the building rules attached as Exhibit “C”, as reasonably amended by Landlord from time to time, (the “BUILDING RULES”).

     Moreover, Tenant shall bear the entire cost and expense of complying with Laws and Requirements (i) relating to Tenant’s unique or particular use or occupancy of the Premises and which would not be applicable to Tenant if Tenant were a typical general office user, (ii) relating to the Initial Tenant Improvements or any alterations to the Premises made by or on behalf of Tenant, (iii) relating to any property or equipment of Tenant placed or installed on the Premises (other than standard office equipment), (iv) triggered by any alterations (other than alterations performed by Landlord necessary to implement any express expansion or contraction options provided Tenant in this Lease) to the Premises made by or on behalf of Tenant (provided, however, that any required update of Base Building elements to existing Laws and Requirements applicable to office users and office buildings generally that may be triggered by Tenant alterations shall be Landlord’s obligation, subject to inclusion of the costs thereof in Operating Expenses as provided in Section 10(a) above), or (v) resulting from any act or omission of Tenant or any employees, agents, contractors, licensees or invitees (“AGENTS”) of Tenant.

     (c)  ACCESSIBILITY REGULATIONS. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. ‘ 1201 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (‘Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility,” (2) whether compliance with such requirements is “readily achievable” or “technically infeasible,” and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to review the plans and specifications for the construction of the Base Building and Site Improvements from the perspective of Tenant’s intended use and occupancy, that Tenant will prepare and review the plans and specifications for the Initial Tenant Improvements for Tenant’s use and occupancy, and that Tenant has independently determined that such plans and specifications are in conformance with ADA Accessibility Guidelines (“ADAAG”) and any other requirements of the ADA, except that, notwithstanding the foregoing, Landlord, and not Tenant, shall be responsible for causing the Base Building and Site Improvements to be designed and constructed in compliance with Title III of the ADA as applicable to commercial facilities. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA, except that Landlord warrants that the Base Building and Site

Improvements will comply with the requirements of Title III of the ADA applicable to commercial facilities as applied, enforced and interpreted as of the date the building permit is issued. Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Landlord shall be responsible to construct and maintain the Base Building and Site Improvements in compliance with Title III of the ADA as applicable to commercial facilities, (b) Tenant shall be responsible for all other Title III compliance and costs in connection with the Premises, the Initial Tenant Improvements or any work performed or to be performed by or on behalf of Tenant in the Premises under or in connection with this Lease (other than alterations separately performed by Landlord or alterations performed by Landlord necessary to implement any express expansion or contraction options provided Tenant in this Lease), and (c) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III “path of travel” requirements triggered solely by any construction activities or alterations in the Premises by or on behalf of Tenant as referenced in clause (b) above. Except as set forth above with respect to Landlord’s Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to the Tenant or any affiliates or persons or entities related to the Tenant (collectively, “Affiliates”), operations of the Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees. Nothing in this subsection (c) shall be construed to excuse or limit Landlord’s obligation pursuant to Section 4(a) of this Lease to construct the Base Building and Site Improvements in accordance with all local building codes as applied, enforced and interpreted as of the date the building permit is pulled.

     (d)  ENVIRONMENTAL. Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers’ instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter (the “RESTRICTED ACTIVITIES”) by Tenant or Tenant’s Agents. Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information, if any, prepared by manufacturers, importers or suppliers of any chemical and all notices, filings, permits and any other written communications, if any, from or to Tenant and any entity regulating any Restricted Activities.

     (e)  NOTICE. If at any time during or after the Term, Landlord or Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities affecting or concerning the Property or activities conducted thereon or becomes aware of any claims, actions or investigations regarding the ADA affecting or concerning the Property, such party shall give the other party written notice, within 5 days after first learning thereof, providing all available information and copies of any notices. 11. SIGNS. Except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination of this Lease and shall repair any damage caused by such installation, existence or removal.

     The foregoing notwithstanding, and subject to the terms and conditions below, Tenant shall have the right to procure, install and maintain, at Tenant’s sole cost and expense, the following identification signage (with Tenant’s logo type and colors) on or about the Building:

     (a)  Up to two signs on the top or exterior of the Building;

     (b)  Up to two monument signs to be located around the Building in the area between the parking lot curb line and the Building, it being agreed that so long as no other tenant in the Project shall construct signs between the street and the outside edge of the parking lot curb (the “Park Perimeter”), Tenant’s monument signage shall not be placed in the Park Perimeter.

     The design, size and location of all Tenant signage, other than the exterior building signage described in subsection (a) above, shall be consistent with Landlord’s sign criteria set forth in the materials entitled “Identity/Sign System Standards, Liberty Property Trust” (“Landlord’s Sign Criteria”), a copy of which has been provided to Tenant, and otherwise subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to the permitted exterior Building signage contemplated in subparagraph (a) above, Tenant shall have discretion regarding the size and design of the signage subject to the following: (i) the signage must be compatible with and appropriate to a single-tenant class A suburban office building, as reasonably determined by Landlord based on the standards generally prevailing with respect to such buildings, (ii) the signage must be designed and installed in a manner that will not adversely affect any Building structures, systems or amenities, as reasonably determined by Landlord and (iii) single panel plastic backlit signs are prohibited. Upon the expiration or termination of this Lease, Tenant shall remove the signage and shall repair any damage occasioned by such removal.

     Tenant shall cause all Tenant signage to comply with all applicable laws and ordinances, provided that this provision shall not prevent Tenant from seeking a variance or conditional use permit for any non-complying signage approved by Landlord. Landlord will not oppose any such variance or conditional use permit.

     In addition, Landlord shall construct, at no cost to Tenant, one of Landlord’s typical monument signs in the Park Perimeter at each of two access driveways to the Building. Tenant understands that such signage must conform to Landlord’s Sign Criteria (as defined above in this Section). If Tenant desires any upgrade in the size or quality of Landlord’s standard monument signage, Tenant shall bear the entire expense of such upgrade. Landlord’s name and Tenant’s name will be included on the monument signs described in this paragraph.

     If, pursuant to the exercise of the contraction rights provided in Tenant’s extension options or otherwise, Tenant at any time is leasing less than 100% of the rentable square footage of the

Building, Landlord shall have a limited right to cause Tenant to reasonably scale back its signage rights hereunder to a level approximately consistent with the signage being afforded to comparable tenants in the Project, so as to afford signage for other significant tenants or occupants of the Building appropriate to the respective percentage of the Building occupied by Tenant and such other tenants or occupants.

12. ALTERATIONS AND FIXTURES.

     (a)  Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall materially and adversely affect any structural portion of the Property or any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this Lease and at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord’s written consent, elects not to remove such installation(s) at the expiration or termination of this Lease, all such installations shall remain on the Property and become the property of Landlord without payment by Landlord.

     (b)  Tenant shall have the right to make the following alterations in and to the Premises without Landlord’s consent: nonstructural additions, alterations or improvements (collectively, “alterations”) which, taken as a whole, (i) do not exceed $100,000, excluding the Initial Tenant Improvements, (ii) do not materially and adversely affect the HVAC, mechanical, electrical, plumbing or other Building systems and do not otherwise materially and adversely impact the Building, and (iii) are appropriate to a class A suburban office building devoted primarily to office uses. The foregoing notwithstanding, Tenant shall not be required to obtain Landlord’s consent with respect to normal interior redecorating or refinishing, such as re-painting walls or replacing wall coverings or floor coverings.

     Tenant will not make alterations in or to the Premises or Property other than those permitted under the preceding paragraph without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall pay any reasonable out-of-pocket costs incurred by Landlord to third parties for any required architectural/engineering reviews, provided that Tenant shall not be required to reimburse Landlord for such costs relating to Landlord’s review of the plans and specifications for the Initial Tenant Improvements.

     In making any alterations (including alterations for which Landlord’s consent is not required), (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds, at least 10 days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or any other improvements or reduce the value of the Property or materially and adversely affect any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant, (iii) Tenant shall comply with Section 13 and (iv) the occupants of the Building and of any adjoining property shall not be unreasonably disturbed thereby.

     All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time all such alterations shall remain on the Property and become the property of Landlord without payment by Landlord unless Landlord gives written notice to Tenant to remove the same, in which event Tenant will remove such alterations and repair any resulting damage. The foregoing notwithstanding, Tenant shall not be required to remove (i) the Initial Tenant Improvements, (ii) any alteration for which Tenant has requested and received from Landlord prior to the performance of the alteration, a written determination by Landlord that Landlord will not require the removal of the alteration, and (iii) any alterations that are compatible with and appropriate to a class A suburban office building devoted primarily to office uses, provided, however, that Landlord nevertheless reserves the right to require removal of structural alterations and alterations to restroom areas. Landlord agrees to provide the written determination contemplated under clause (ii) above on or before the date that is 10 business days following the receipt by Landlord of Tenant’s request together with plans and specifications for the proposed alteration.

13.     MECHANICS’ LIENS. Tenant shall pay promptly any contractors and materialmen who supply labor, work or materials to Tenant at the Property and shall take all steps permitted by law in order to avoid the imposition of any mechanic’s lien upon all or any portion of the Property. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within 30 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Landlord shall pay promptly any contractors and materialmen who supply labor, work or materials to Landlord at the Property and shall take all steps permitted by law in order to avoid the imposition of any mechanic’s lien upon all or any portion of the Property that could attach to or have priority over Tenant’s interest in the Property. Should any such lien or notice of lien be filed for work performed for Landlord, Landlord shall bond against or discharge the same within 30 days after Landlord has notice that the lien or claim is filed regardless of the validity of such lien or claim.

     Throughout this Lease the term “MECHANIC’S LIEN” is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic’s, laborer’s, materialman’s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic’s notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic’s lien.

14.     LANDLORD’S RIGHT OF ENTRY. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following not less than 24 hours notice (except in the event of an emergency), for the purpose of inspection, maintenance or making repairs, alterations or additions (Landlord shall not make any alterations or additions to the Building or Site Improvements that are not contemplated under this Lease without first obtaining Tenant’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned) as to exhibit the Premises for the purpose of sale or mortgage and, during the last 9 months of the Term, to exhibit the Premises to any prospective tenant. The requisite notice prior to entry contemplated above may be given by telephone or other informal means. Except in the event of an emergency, Tenant shall have the right to have an employee or representative of Tenant accompany Landlord and its Agents to the extent necessary and appropriate to protect and limit access to trade secrets or other confidential information of Tenant and Tenant’s customers. Moreover, Tenant shall be entitled to designate, by written notice to Landlord, portions of the Premises as “Secured Areas” which Landlord may not enter except in the presence of Tenant’s authorized personnel or in emergencies or following a default. If Tenant designates any area as a “Secured Area” or “Secured Room” on plans submitted and approved by Landlord, such plans shall constitute the written notice required pursuant to the preceding sentence. In an emergency situation, Landlord, as well as the applicable emergency personnel, shall have the right to access the Secured Areas by any means and using any force as may be reasonable under the circumstances without liability to Tenant of any kind therefor. Tenant may install locks and security devices therefor, provided that Tenant shall, upon Landlord’s request during normal business hours, provide an authorized person to escort Landlord or its employees in inspecting the Secured Areas and provided Tenant delivers to Landlord keys and other information necessary to access such Secured Areas at the expiration or earlier termination of the Lease Term. Tenant’s installation of any such locks and security devices shall be performed in accordance with Section 12 of this Lease. Landlord will make reasonable efforts not to inconvenience Tenant or interfere with Tenant’s business in exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned.

15. DAMAGE BY FIRE OR OTHER CASUALTY.

     (a)  If the Premises or Building and/or Site Improvements shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises, Building and/or Site Improvements to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the Initial Tenant Improvements or other fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving written notice to the other within 10 days after Landlord’s notice. Further, if a casualty occurs during the last 12 months of the Term or any extension thereof, Landlord may cancel this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.

     (b)  Landlord shall maintain a 12 month rental coverage endorsement or other comparable form of coverage as part of its fire, extended coverage and special form insurance. Tenant will receive an abatement of its Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable.

16. CONDEMNATION.

     (a)  TERMINATION. If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises or Property is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant’s business or (iii) any of the Property is so taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Premises or Property, then this Lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

     (b)  PARTIAL TAKING. If there is a condemnation and this Lease has not been terminated pursuant to this Section, (i) Landlord shall restore the Property and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Minimum Annual Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.

     (c)  AWARD. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a separate claim against the condemnor for moving expenses and business dislocation damages, and also for the value of any leasehold improvements installed or constructed in the Premises by Tenant (provided Tenant reimburses Landlord for the unamortized value [based on the initial Lease Term], including interest, of any tenant improvements or tenant improvement allowance provided by Landlord) to the extent Tenant’s right to any separate award would not be directly deducted from or would not indirectly reduce the award made to Landlord for the taking of the Base Building, Site Improvements and/or Land. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor to Landlord, including, but not limited to, any claim for, the value of this Lease.

     (d) TEMPORARY TAKING. If all or any part of the Property is subjected to a taking for temporary use, this Lease shall continue in full force and effect despite the taking and Tenant shall continue to comply with all of its obligations pursuant to this Lease, except that Tenant’s obligations relating to use and maintenance of the Premises shall be suspended to the extent compliance with this Lease is otherwise rendered impossible or impractical as a result of the temporary taking. Any award arising from a temporary taking shall be allocated between Landlord and Tenant in accordance with their respective interests as determined within the taking proceeding.

17.     NON-ABATEMENT OF RENT. Except as otherwise expressly provided in this Lease, there shall be no abatement or reduction of the Rent for any cause whatsoever, and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

18.     INDEMNIFICATION. Subject to Sections 9(c)(iv) and 19, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant’s obligations pursuant to this Section shall survive the expiration or termination of this Lease.

     Subject to Sections 9(c)(iv) and 19, Landlord will protect, indemnify and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property caused to any person in or about the Property occasioned wholly or in part by the negligence of Landlord or its Agents, except to the extent such loss, injury or damage was caused by the negligence of Tenant or its Agents. In case any action or proceeding is brought against Tenant and/or its Agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and approved by Tenant and its Agents. Landlord’s obligations pursuant to this Section shall survive the expiration or termination of this Lease. 19. WAIVER OF CLAIMS. Landlord and Tenant each hereby waives all claims for recovery against the other for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, that such waivers by Landlord and Tenant shall be limited to loss or damage that is covered by “special form of loss” or “all risk” property insurance or would have been covered had such party maintained a “special form of loss” or “all risk” form of property insurance with such endorsements and coverages as are customarily maintained by, in the case of Landlord, prudent owners and operators of real property, and in the case of Tenant, prudent business owners in the same industry as Tenant. The waivers in this Section will be effective whether or not the loss was actually covered by insurance. This waiver shall not operate to relieve Tenant of its obligation to pay the amount of any reasonable “deductible” in the event of any loss covered by Landlord’s property insurance, unless the loss was caused by the fault or negligence of Landlord.

20.     QUIET ENJOYMENT; WARRANTY OF TITLE. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall, on the terms and conditions of this Lease, have quiet and peaceful use and possession of the Premises as against anyone claiming by or through Landlord or asserting title paramount to Landlord’s. Landlord warrants as of the date hereof that Landlord is the fee owner of the Property, subject only to the encumbrances listed on attached EXHIBIT “I”.

21.     ASSIGNMENT AND SUBLETTING.

     (a)  LIMITATION. Tenant shall have the right to freely assign this Lease or sublet all or any part of the Premises to any person or entity at any time provided that the nature of the tenancy is compatible with and appropriate for a class A suburban office park in the Minneapolis/St. Paul metropolitan area. Tenant may also freely assign this Lease, or sublet all or any part of the Premises, to any entity controlling, controlled by or under common control with Tenant or to any successor by merger to the interests of Tenant. Tenant shall give Landlord prompt notice of any assignment or subletting.

     Except as provided above, Tenant shall not sublet the Premises or assign this Lease, voluntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any transfer not in conformity with this Section 21 shall be void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 25. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. Prior to a contemplated assignment or subletting, Tenant may, but shall be under no obligation to, request a written determination from Landlord as to whether or not Landlord deems a proposed assignment or subletting compatible with and appropriate for a class A suburban office park in the Minneapolis/St. Paul metropolitan area. Such request shall be in writing, shall include adequate detail as to the proposed assignee or subtenant and the nature of its business, and shall include an express warning that if Landlord fails to respond to such request within 10 business days, Landlord, pursuant to this Lease, shall be deemed to have approved of the proposed assignment or subletting. Landlord agrees to provide Landlord’s determination within 10 business days of Tenant’s request. If Landlord fails to provide its determination within 10 business days of Tenant’s written request (and provided the request includes the warning notice described above), Landlord shall be deemed to have approved the proposed assignment or subletting.

     (b)  CONDITIONS. Notwithstanding the above, the following shall apply to any transfer, with or without Landlord’s consent:

          (i) Except as expressly provided below, no transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. The foregoing notwithstanding, in the event of a permitted assignment of this Lease by Tenant to any successor by merger to the interests of Tenant or in the event of a permitted assignment to a third party, Tenant shall be released from all liability under this Lease with respect to matters and obligations arising from and after the date of the assignment if, and only if, such assignee has a tangible net worth at the time of the assignment equal to $47,000,000. Such release must be in writing, and will be issued by Landlord upon receipt of reasonable documentation from Tenant confirming the net worth of the assignee.

          (ii) Any assignment shall be by a written instrument in form and substance reasonably satisfactory to Landlord which shall (A) include an assumption of liability by any transferee of all Tenant’s obligations arising from and after the date of the transfer and the transferee’s ratification of and agreement to be bound by all the provisions of this Lease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available hereunder to Landlord against Tenant and (C) be executed by Landlord, Tenant and the transferee.

          (iii) Except as provided below, in the event that the rent due and payable by a subtenant under any such permitted sublease (or a combination of the rent payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the rent payable under this Lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord or this Lease , the consideration payable to Tenant by the assignee, licensee, or other transferee exceeds the rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord 50% of such excess rent and other excess consideration, after deduction of “Tenant’s Costs” from such excess rent and other excess consideration. “Tenant’s Costs” mean (i) Annual Minimum Rent and Operating Expenses paid by Tenant during any time the Premises being assigned or sublet were vacant, (ii) reasonable leasing costs incurred by Tenant in connection with such assignment or subletting, including marketing costs, attorneys’ fees, leasing commissions, and leasehold improvements or allowances, and (iii) the unamortized value of all leasehold improvements constructed by Tenant in the Premises so assigned or sublet. The excess rent or other excess consideration so payable to Landlord shall be remitted by Tenant to Landlord within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case may be. The foregoing notwithstanding, Tenant shall not be obligated to pay Landlord the excess rent or other excess consideration described in this subsection (i) if Tenant leases from Landlord other additional premises as a replacement for the Premises so being assigned or sublet, or (ii) in the case of an assignment or subletting by Tenant to any entity controlled by, under common control with or controlling Tenant.

22.     SUBORDINATION. This Lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises. Although the subordination is self-operative, within 10 days after written request, Tenant shall execute and deliver any further commercially reasonable and customary instruments of attornment and nondisturbance that may be desired by any such mortgagee (“mortgagee” for purposes of this Section meaning the holder of any first mortgage or other primary encumbrance, whether or not such encumbrance is a mortgage)

or Landlord. The foregoing notwithstanding, (i) so long as Tenant is not in default under this Lease, this Lease shall remain in full force and effect and the mortgagee and any purchaser at a foreclosure sale thereof shall not disturb Tenant’s possession (including expansion options) hereunder, and (ii) the mortgagee or purchaser at a foreclosure sale shall be bound to recognize all of the terms and conditions of this Lease and the rights of the Tenant hereunder. However, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery.

23. RECORDING; TENANT’S CERTIFICATE.

     (a)  All parties will, upon the request of any other party, execute a short form lease (“Memorandum of Lease”), in a form suitable for recording. Such Memorandum of Lease will be dated as of the date of this Lease and will disclose the parties, the Term of this Lease, a description of the Premises and such other terms and conditions as the parties agree upon. The party requesting the execution of such Memorandum will bear all costs of the Memorandum, including any recording fees. All parties will, following any termination of this Lease and upon the written request of any other party, execute a document setting forth the date of termination, in a form suitable for recording. Failure of a party to execute such a document will not affect the termination, and in such event the party requesting the document may execute and file an affidavit setting forth the date of termination. The party requesting the execution of a document setting forth the date of termination will bear all costs thereof, including any recording fees.

     (b)  Within 10 days after Landlord’s written request from time to time:

          (i) Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the Commencement Date and Expiration Date of this Lease, that this Lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate attached as EXHIBIT “E” or with such modifications as may be reasonably necessary to reflect accurately the stated facts and/or such other certifications as may be reasonably requested by a mortgagee or purchaser.

          (ii) Tenant shall furnish to Landlord, Landlord’s mortgagee, prospective mortgagee or purchaser reasonably requested financial information. Tenant shall be excused from this requirement during any period Tenant is a public company whose stock is traded on a national exchange. 24. SURRENDER; ABANDONED PROPERTY.

     (a)  Subject to the terms of Sections 12, 15 and 16, at the expiration or termination of this Lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements thereto, and all fixtures and equipment servicing the Building, ordinary wear and tear excepted.

     (b)  Upon or prior to the expiration or termination of this Lease, Tenant shall remove any of Tenant’s personal property from the Property. Any such personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this Lease.

     (c)  If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this Lease or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease, except that the monthly installment of the Minimum Annual Rent during such continued occupancy shall be 150% of the amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

25.     CURING TENANT’S DEFAULTS. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest shall be deemed additional rent.

26.     DEFAULTS — REMEDIES.

     (a)  TENANT DEFAULTS. It shall be an event of default by Tenant:

          (i) If Tenant does not pay in full when due any and all Rent;

          (ii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease;

          (iii) [Intentionally Deleted]

          (iv) If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to such creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.

     (b)  REMEDIES. Then, and in any such event, Landlord shall have the following rights:

          (i) To charge a late payment fee equal to the greater of $100 or 2% of any amount owed to Landlord pursuant to this Lease which is not paid within 5 business days after the due date.

          (ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord’s option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

          (iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable.

          (iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

     (c)  GRACE PERIOD. Notwithstanding anything hereinabove stated, neither party will exercise any available right because of any default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given written notice of default to the defaulting party, and the defaulting party shall have failed to cure the default within 5 business days of such notice in the case of monetary defaults or in the case of Tenant’s failure to take any action with respect to which a time period for performance is specifically enumerated in this Lease, or within 30 days of such notice in the case of other nonmonetary defaults; provided, however, that:

          (i) No such notice shall be required in the event of any default enumerated in subsection (a) (iv) of this Section.

          (ii) Landlord shall not be required to give notice of default more than 2 times during any 12-month period; thereafter in such 12-month period Landlord may declare a default and exercise its remedies without notice, except that, notwithstanding the foregoing, Landlord will not exercise its remedies under subsection (b)(iii) [acceleration] unless Landlord first gives Tenant written notice of such default.

          (iii) If the default consists of something other than the failure to pay money which cannot reasonably be cured within 30 days, neither party will exercise any right if the defaulting party begins to cure the default within the 30 days and continues actively and diligently in good faith to completely cure said default.

          (iv) Landlord and Tenant agree that any notice given by the other party pursuant to this Section which is served in compliance with Section 30 shall be adequate notice for the purpose of the noticing party’s exercise of any available remedies.

     (d)  NON-WAIVER; NON-EXCLUSIVE. No waiver by Landlord or Tenant of any breach by the other shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord or Tenant to seek a remedy for any breach by the other be a waiver by Landlord or Tenant of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord or Tenant to mitigate the damages caused by the other’s default shall not constitute a waiver of Landlord’s or Tenant’s right to recover damages hereunder. Unless this Lease expressly so provides to the contrary, no right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or Landlord or receipt or acceptance by Landlord or Tenant of a lesser amount than the total amount due Landlord or Tenant, as the case may be, under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord or Tenant, as the case may be, may accept such check or payment without prejudice to such party’s right to recover the balance of the amount due, or such party’s right to pursue any other available remedy.

     (e)  COSTS AND ATTORNEYS’ FEES. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

27.     REPRESENTATIONS OF TENANT. Tenant represents to Landlord and agrees that:

     (a)  The word “TENANT” as used herein includes the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant.

     (b)  If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this Lease at the time of such execution.

28.     LIABILITY OF LANDLORD. The word “LANDLORD” as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither Landlord (from and after the Commencement Date) nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise (other than defaults occurring prior to the Commencement Date and relating to Landlord’s construction and completion obligations hereunder), Tenant shall look solely to the equity of Landlord in the Property and to any rents, income or proceeds from the Property for the satisfaction of Tenant’s claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord (but shall be subject to any rental offsets relating to acts or omissions of a prior landlord) or (b) bound by any amendment of this Lease made without its written consent and made after Tenant shall have been notified of the existence of such mortgage or ground lease, or by payment by Tenant of Minimum Annual Rent in advance in excess of one monthly installment.

29.     INTERPRETATION; DEFINITIONS.

     (a)  CAPTIONS. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intent thereof.

     (b) ENTIRE AGREEMENT. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

     (c)  COVENANTS. Except as otherwise expressly provided herein, each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

     (d)  INTEREST. Wherever interest is required to be paid hereunder, such interest shall be at the ‘prime rate” plus two percent (2%). “Prime rate” herein means the rate of interest per annum from time to time published in The Wall Street Journal (or comparable financial publication if The Wall Street Journal ceases to be published or ceases to publish a prime rate) as the “High Prime Rate”, or the “Prime Rate” if only one “Prime Rate” is published, as the same may fluctuate from time to time.

     (e)  SEVERABILITY; GOVERNING LAW. If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

     (f)  “MORTGAGE” AND “MORTGAGEE.” The word “mortgage” as used herein includes any lien or encumbrance on the Premises or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgagee” as used herein includes the holder of any mortgage, including any ground lessor if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

     (g)  “PERSON.” The word “person” is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

30.     NOTICES. Any notices or election required or permitted to be given or served by any party hereto upon any other shall be deemed given or served in accordance with the provisions of this Agreement if said notice or election is to the parties, with copies, at the addresses listed below, by one of the following methods: (a) delivered personally; (b) sent by certified or registered mail, return receipt requested, postage prepaid; (c) sent by reputable overnight delivery service designated for next business day delivery, with delivery charge prepaid; or (d) sent by facsimile transmission provided a copy of the notice is simultaneously sent by method (a), (b) or (c) above. Communications personally delivered will be deemed received upon delivery, communications sent by certified mail will be deemed received two (2) business days following the date of the postmark, communications sent by overnight delivery will be deemed received on the next business day and communications sent by facsimile will be deemed received on the day sent if sent on a business day before 3:00 P.M. All other communications sent by facsimile will be deemed received on the first business day after they are sent. Communications addressed to the parties shall be sent as follows:

          If intended for Tenant:

ONTRACK Data International, Inc. 6321 Bury Drive, Suites 13-21 Eden Prairie, Minnesota 55346 Attn: Thomas Skiba Facsimile No.: 612/949-4083

and to:

ONTRACK Data International, Inc. 6321 Bury Drive, Suites 13-21 Eden Prairie, Minnesota 55346 Attn: John Bujan Facsimile No.: 612/949-4083

with a copy to:

Joseph J. Christensen Snelling, Christensen & Laue, P.A. Suite 400 5101 Vernon Avenue South Minneapolis, MN 55436 Facsimile No.: 612/927-5427

          If intended for Landlord:

Liberty Property Limited Partnership 330 Second Avenue South, Suite 390 Minneapolis, Minnesota 55401 Attn: John S. Gattuso Facsimile No.: 612/375-8958

          with a copy to:

Dorsey & Whitney Pillsbury Center South 220 South Sixth Street Minneapolis, Minnesota 55402 Attn: Jeff Benson Facsimile No.: 612/340-2644

Any party hereto may change its address for the service of notice hereunder by giving written notice of said change to the other party hereunder in the manner specified above. By notice to the other, either party may require that copies of notices be given to any mortgagee or other party designated by Landlord or Tenant. The giving of notice by a party’s attorneys, representatives and agents under this Section shall be deemed to be the acts of such party; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

31.     OPTION TO EXTEND TERM. Provided that at the time of such notice of exercise and at the time of the commencement of the applicable extension term, there exists no monetary default (beyond any applicable notice and cure period in this Lease) and no default described in Section 26(a)(iv), Tenant shall have the right and option, exercisable by giving Landlord prior written notice thereof at least nine (9) months in advance of the applicable Expiration Date, to extend the Term (for all or a portion of the PremisesBas described in subsection (d) below) for up to three (3) additional consecutive periods of thirty-six (36) months each, the first such extended term or any subsequent extended term to begin on the Expiration Date of the initial Term or the Expiration Date of any previous extended term, as the case may be. Such extension shall be under the same terms and conditions as provided in this Lease except as follows:

     (a)  all references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section;

     (b)  there shall be no further options to extend the Term except as expressly provided herein;

     (c)  Minimum Annual Rent for each Lease Year of the extension terms shall be as follows:

          First Extension:

Annual Minimum Rent
Lease Year	Per Rentable Sq. Ft.

11	$12.129
12	$12.371
13	$12.619

          Second Extension:

Annual Minimum Rent
Lease Year	Per Rentable Sq. Ft.

14	$12.871
15	$13.129
16	$13.391

          Third Extension:

Annual Minimum Rent
Lease Year	Per Rentable Sq. Ft.

17	$13.659
18	$13.932
19	$14.211

     (d)  With respect to any extension option, Tenant may elect to extend this Lease, on the terms and conditions stated above, for all or less than all of the Premises then being leased by Tenant under this Lease. If Tenant desires to extend this Lease for less than the entire Premises then being leased by Tenant, Tenant shall include in its extension notice a detailed description of the space in which Tenant is extending. In no event shall Tenant extend with respect to less than 20,000 rentable square feet, and in no event shall Tenant leave Landlord with less than 20,000 rentable square feet within the Building. Moreover, any portion of the Premises that Tenant so surrenders to Landlord in connection with an extension as to less than all of the Premises must be (1) Leasable Space (as that term is defined below) and (2) must be surrendered to Landlord in the condition required under this Lease with respect to surrender of space at the expiration or termination of this Lease. If Tenant so extends for less than all of the then Premises, Tenant and Landlord shall each pay one-half of the cost of constructing any demising wall between the space surrendered and the Premises retained by Tenant.

“Leasable Space” as used in this Lease means space that is located, configured and sized in such a manner that, in Landlord’s reasonable judgment, such space has appropriate access to entrances and restroom facilities, is useable for general office purposes and is marketable to a general office user.

     (e)  if Tenant should exercise the extension option(s), at the request of either party Landlord and Tenant shall execute and deliver an amendment to the Lease documenting the terms, covenants and conditions applicable to the extension term, as provided herein.

32.     EXPANSION OPTION. Landlord presently intends, but shall have no obligation other than as expressly provided in this Section with respect to Building B, to develop at least three additional buildings in the Project, identified as Buildings B (consisting of buildings B-1 and B-2), C and D, substantially as shown on the Site Plan. Landlord hereby grants Tenant the right and option to lease all or a portion of Building B on the terms and conditions provided in this Section. Landlord agrees that it shall construct Building B, if at all, after the construction of the Premises (Building A), Building C and Building D, unless the earlier construction of Building B is requested by Tenant pursuant to the exercise of its expansion option provided in this Section. Following the construction of Buildings A, C and D, Landlord may construct all or a portion of Building B at any time (Landlord agrees that if only a portion of Building B is so constructed, Landlord will construct Building B-2 before constructing Building B-1), and shall have no obligation to wait for Tenant to exercise its expansion option with respect thereto. If Landlord constructs or proposes to construct all or a portion of Building B absent Tenant’s exercise of its expansion rights hereunder, such portion of Building B to be so constructed shall nevertheless be subject to Tenant’s right of first offer set forth in Section 33 below. If Landlord constructs only a portion of Building B prior to Tenant’s exercise, if any, of its expansion rights, Tenant’s expansion option under this Section 32 shall continue with respect to the remainder (i.e. unconstructed portion) of Building B.

     Tenant shall have the option at any time to cause Landlord to construct Building B, and lease the “Building B Expansion Space” to Tenant, if all of the following conditions are met:

     (a)  There is not then existing any monetary default (beyond any applicable notice and cure period in this Lease) or default described in Section 26(a)(iv);

     (b)  Tenant is then leasing all or substantially all of Building A, Tenant is not planning to vacate, assign or sublet any of the space in Building A at the time Tenant expands into Building B.

     (c)  Tenant delivers to Landlord written notice exercising its right to Lease the Building B Expansion Space, which notice shall specify the rentable square footage in Building B that Tenant is committing to Lease. Said notice shall not specify less than 25,000 rentable square feet. Moreover, said notice shall not specify more than 50,000 rentable square feet unless Tenant, in such notice, elects to expand into all of Building B. Landlord presently contemplates that Building B will contain approximately 80,000 rentable square feet. If Landlord decides to increase the size of Building B in excess of 80,000 rentable square feet, the 50,000 ceiling noted above shall be increased by the amount of such excess. In no event, however, shall Landlord be required to construct more than the actual rentable square footage committed to by Tenant in Tenant’s notice of exercise.

     If Tenant timely exercises the Building B Expansion Space option as provided above, Landlord and Tenant shall enter into a lease of the Building B Expansion Space containing the following terms:

     (a)  Landlord will be obligated to construct the Building B base building and related site improvements, including parking areas and driveways, within 9 months of the date such lease is entered into by Landlord and Tenant, subject only to delays outside of the reasonable control of Landlord. Building B shall be of a type and quality comparable to Building A so as to keep the relative cost (adjusted for changes in the costs of labor and materials) per rentable square foot of Building B comparable to that of Building A.

     (b)  The term of the lease for the Building B Expansion Space shall not be less than five (5) years, commencing upon the substantial completion of Landlord’s construction of the Building B Expansion Space. If less than 5 years remains on the Term of this Lease (including any extension options exercised by Tenant as of the commencement date of the lease for the Building B Expansion Space), then the Term of this Lease (Section 36 [Tenant’s Option to Terminate] notwithstanding) shall be extended so that this Lease shall be co-terminus with the term of the lease for the Building B Expansion Space. If the Term is so extended, any unexercised and unexpired options to extend the Term under Section 31 shall be pushed out so that the full extension term, if exercised, would commence as of the expiration of the Term or extended Term, as the case may be, as extended pursuant to this subsection (b). If such extension term, as pushed back, goes beyond lease year 19, Minimum Annual Rent for subsequent lease years shall continue to increase at 2% per annum. For example, if Tenant entered into a five-year lease for the Building B Expansion Space commencing at the beginning of year eight of the ten-year initial Term of this Lease, the Term of this Lease would be extended through year twelve, and the first three-year extension term would commence, if exercised, at the beginning of year thirteen (and the scheduled rental rates under Section 31 for years 13 through 15 would apply to the first extension term).

     (c)  The Annual Minimum Rent for the first lease year shall be an amount equal to the product of (i) the “Expansion Building Costs” (as defined below), multiplied by (ii) the “Finance Rate” (as defined below), appropriately apportioned to the Building B Expansion Space based on Tenant’s Proportionate Share if the Building B Expansion Space does not include 100% of the building constructed. The Annual Minimum Rent for each lease year subsequent to the first lease year shall be an amount equal to 102% of the scheduled Annual Minimum Rent for the immediately preceding lease year.

     “Expansion Building Costs” means all of the out-of-pocket costs incurred by Landlord with respect to the acquisition and construction of Building B and related site improvements, including the cost of purchasing the land appropriately allocated to Building B and the Building B site improvements (which allocation shall be consistent with the manner in which the Land was allocated to Building A), Landlord’s actual cost of carry of such land, including real estate taxes, from the time of its acquisition through the substantial completion of Landlord’s construction, title and recording fees, legal fees, architectural and engineering fees, all government fees and utility connection charges, construction costs and expenses, including costs of constructing landscaping, required parking and access drives and related site improvements, signage, brokerage fees, a development fee equal to 2% of such costs (exclusive of real estate taxes and construction interest), construction interest at 8.75% and a construction contingency not to exceed 2%. Expansion Building Costs will not include any costs or expenses relating to defaults by Landlord, claims or penalties arising from Landlord’s intentional wrongdoing , negligent acts or omissions or violations of law, or costs of grading, utilities, site work or other improvements not related to Building B and its related site improvements or otherwise primarily benefitting another parcel or building.

     Prior to entering into a lease for the Building B Expansion Space, Landlord and Tenant shall have agreed upon a budget of the Expansion Building Costs, based on plans and specifications for the Expansion Building approved by Landlord and Tenant. If Landlord and Tenant are unable to agree upon such budget, Landlord shall not be obligated to construct the Building B Expansion Space and neither Landlord nor Tenant shall have any obligation to enter into such lease.

     The foregoing notwithstanding, the cost of any leasehold improvements constructed by landlord in and to the Building B Expansion Space and the cost of any brokerage fees payable with respect to the lease of the Building B Expansion Space may be amortized on a straight line basis, without interest, over the term of the lease for the Building B Expansion Space, and in such case the annual amortized cost shall be added to the Minimum Annual Rent, provided, however, that the total expenses that may be so amortized shall not exceed an amount which will result in annual amortized costs in excess of $1.60 per rentable square foot.

     The “Finance Rate” shall be a number determined by adding 350 basis points to the actual yield, on the date of Tenant’s notice of exercise, from U.S. Treasury Notes or Bonds having a term equal to the term of the lease for the Building B Expansion Space, provided, however, that if the Finance Rate as determined above would yield a result of less than 10%, the Finance Rate shall be the lower of (i) 10% or, (ii) 400 basis points above the actual yield, on the date of Tenant’s notice of exercise, from US Treasury Notes or Bonds having a term equal to the term of the lease for the Building B Expansion Space.

     (d) The lease for the Building B Expansion Space will otherwise be on the substantially the same basic terms and conditions as provided in this Lease, except that, unless otherwise agreed upon in writing by Landlord and Tenant, (1) there will be no rent concessions, inducements, allowances or similar provisions applicable to the Building B Expansion Space, and (2) there shall be no extension, renewal, offer, expansion or similar rights.

     The rights of Tenant under this section shall not be severed from the Lease or separately sold, assigned or transferred, and will expire according to the terms of this section, or upon the termination of the Lease, whichever occurs first.

33.     RIGHT OF FIRST OFFER. In the event any space in the Building or, if and when constructed or proposed to be constructed, in any other buildings in the Project, becomes available for lease at any time during the Term of this Lease, Landlord shall give Tenant written notice of the availability of such space for lease (the “Offer Space”). Tenant shall have the right, at its option, to lease all or a portion (subject to the conditions set out below) of such Offer Space provided (a) Tenant delivers to Landlord written notice exercising its right to lease such Offer Space within 15 business days of receipt of Landlord’s notice of availability of such Offer Space, (b) Tenant is not in default in any material respect under this Lease at the time Tenant exercises its right to lease such Offer Space and at the time Tenant is to take possession of such Offer Space, (c) if Tenant exercises its right to lease less than all of the Offer Space, then (i)Tenant shall take at least 10,000 rentable square feet, (ii) the remainder of the Offer Space not taken by Tenant shall not be less than 5,000 rentable square feet, and (iii) the remainder of the Offer Space not taken by Tenant must be “Leasable Space” (as defined in Section 31(d) above) . If Tenant fails to exercise timely its right to lease such Offer Space with respect to a particular notice of availability given by Landlord, Landlord shall be free to lease such Offer Space to such person or entity, and on such terms and conditions, as Landlord may choose (provided, however, if Landlord has not leased all such Offer Space on or before the date that is six months from the date such Offer Space was first offered to Tenant, Landlord shall re-offer the remaining Offer Space to Tenant on the terms and conditions of this Section). If Tenant elects to exercise its right to lease such Offer Space, the terms, conditions and covenants applicable to such Offer Space shall be as set forth in this Lease, except that the Offer Space shall be delivered to Tenant in an “as is” condition and the Minimum Annual Rent regarding such space shall be as follows: (1) if the Offer Space is previously unoccupied space, the Annual Minimum Rent shall be determined pursuant to the formula provided in Subsection 32(c) above, and (2) if the Offer space is previously occupied space, the Minimum Annual Rent shall be Minimum Annual Rent that was scheduled to be paid (without addition of any amounts due to any default, failure, wrongful act or omission of such tenant) by the prior tenant of such Offer Space during the last full month in which such tenant paid or was to pay full Minimum Annual Rent during the term of the applicable lease, and such Minimum Annual Rent shall increase 2% per annum commencing at the end of the first lease year of such Offer Space. The commencement date for the lease covering such space shall be the date following the exercise of such option on which such space is first made available to Tenant. If Tenant exercises its right to lease such space, Landlord and Tenant shall execute and deliver an appropriate amendment to this Lease regarding the lease of such space. The rights of Tenant under this section shall not be severed from the Lease or separately sold, assigned or transferred, and will expire according to the terms of this section, or upon the termination of the Lease, whichever occurs first.

Any provision to the contrary in this Section notwithstanding, with respect to Buildings B and C, the right of first offer granted Tenant under this Section shall be prior to the rights of any other present or future tenant of the Project, and, with respect to any buildings constructed in the Project other than Buildings B and C, the right of first offer granted Tenant under this Section shall be subject and subordinate to any expansion options, rights of first offer, rights of first refusal and the like that Landlord may now or in the future grant to any other present or future tenant of the Project.

34.     PARKING. Landlord shall provide, and Tenant shall be entitled to the use of, five (5) parking spaces for each 1,000 rentable square feet of the Premises. Such parking shall be nonexclusive, undesignated and unreserved parking provided as part of the Building’s common area parking facilities, provided, however, that so long as Tenant is leasing 100% of the Building, Tenant shall have the right, at its expense, to sign all or any portion of the parking allocated to the Building to limit it to Tenant’s employees, visitors and business invitees. Landlord shall not allocate any of the parking provided to Tenant under this Section to any other building in the Project or to any other tenant of the Project. If Tenant is leasing less than 100% of the Building, Landlord will afford Tenant such rights to exclusive or designated parking as are consistent with those afforded to comparable tenants in the Project.

35.     ANTENNA; SATELLITE DISH. Tenant shall have the right to install, maintain and repair, for Tenant’s own use, communications antennae, satellite dishes and/or similar communications equipment (such antennae, dishes and all related equipment is herein collectively termed the “Antenna”) on the roof of the Building under and subject to the following conditions:

     (a)  Tenant shall comply with all Laws and Requirements, including, without limitation, any applicable Federal Communication Commission rules, regulations and guidelines.

     (b)  Tenant shall obtain Landlord’s prior approval of the location of the Antenna on the Property and of the specifications for the Antenna and the installation thereof, which approval will not be unreasonably withheld, conditioned or delayed. Tenant agrees to consult with Landlord’s roofing contractor prior to installation and strictly to comply with the roofing contractor’s reasonable recommendations and requirements. Tenant shall pay all reasonable out-of-pocket costs incurred by Landlord to a third party in connection with the Antenna including without limitation all architectural, engineering and contractors’ fees. Landlord agrees that it will not seek independent architectural or engineering review provided Tenant uses an architect and/or engineer approved in advance by Landlord. At least 3 business days prior to installation, Tenant shall notify Landlord of the date and time of the installation.

     (c)  Tenant shall maintain the Antenna in a safe, good and orderly condition. The installation, maintenance, repair and removal of the Antenna shall be performed at Tenant’s sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Property.

     (d)  Tenant’s indemnification of Landlord pursuant to Section 18 of this Lease also applies to the Antenna and Tenant’s use of any portion of the Property therefor. Without limiting the foregoing, Tenant solely shall be responsible for any damages or injury caused by or in any way relating to the Antenna, including, but not limited to, damage or injury caused by reason of the Antenna collapsing or being blown from the roof or any other portion of the Property.

     (e)  The Antenna shall remain the property of Tenant, and upon the expiration or earlier termination of this Lease or of Tenant’s rights under this Section, Tenant shall remove the Antenna, shall repair, at Tenant’s expense, any damage resulting from such removal, and shall restore the Building to its condition existing prior to the installation of the Antenna, normal wear and tear and casualty excepted. Without limiting the foregoing, Tenant shall repair all damage and mounting holes so as to leave the roof weatherproof. Landlord shall have the right to have its roofing contractor supervise the removal of any such equipment affixed to the roof, at Tenant’s expense, but which charges shall not exceed a reasonable amount for such services.

     (f)  The Antenna shall be for the personal use of Tenant, and the rights of Tenant under this section shall not be severed from the Lease or separately sold, assigned or transferred.

36.     TENANT’S OPTION TO TERMINATE. Tenant shall have the right and option, exercisable by giving Landlord a minimum of nine (9) months prior written notice thereof, to terminate this Lease effective as of the expiration of the sixth lease year and by paying Landlord on the effective date of termination a sum equal to (i) the total rentable square feet of the Premises, multiplied by (ii) $4.86. Tenant shall pay all Rent under the Lease and abide by all of the terms and conditions of the Lease through and including such early termination date. 37. TERMINATION OF EXISTING LEASE. Tenant is currently leasing the following premises (the “Existing Premises”) from Landlord:

(a)	Suite 150, 5610 Rowland Pond, Minnetonka, Minnesota consisting of approximately 6,970 rentable square feet;

(b)	Approximately 40,898 rentable square feet in the Westwood IV Building, 6321 Bury Drive, Eden Prairie, Minnesota; pursuant to the following leases (whether one or more, the “Existing Lease”):

(a)	Lease dated December 11, 1997 by and between Landlord and Tenant (Rowland Pond premises), as extended by letter agreement dated April 15, 1998;

(b)	Lease dated November 2, 1988 between Lyndale Associates, as the original landlord, and Ontrack Computer Systems, Inc., as tenant, as amended, and as extended by letter agreement dated April 15, 1998.

Upon the Commencement Date of this Lease, the Existing Lease shall terminate. At the request of either party, Landlord and Tenant shall enter into an agreement stipulating as to the termination date of the Existing Lease.

38.     STANDARDS; CURING LANDLORD’S DEFAULTS; SET-OFF . If (i) Landlord shall be in default of any of its maintenance and repair obligations under the Lease or shall fail to provide any of the services to be provided by Landlord under this Lease, and (ii) such default interferes with Tenant’s use and occupancy of the Premises for the conduct of Tenant’s business therein, and (iii) Tenant gives Landlord written notice specifying the nature of the default, and (iv) Landlord fails to cure such default within 10 business days (or within a period of 72 hours if an emergency or shorter reasonable period if Landlord fails to timely remove snow) after Landlord receives Tenant’s notice (or within such reasonable additional time as may be necessary to cure such default provided Landlord commences such cure within said period and thereafter diligently prosecutes such cure to completion), then Tenant may, without any obligation to do so, cure such default on behalf of Landlord. Landlord shall reimburse Tenant within 30 days of demand for any out-of-pocket sums paid or costs incurred by Tenant in curing such default, together with an administrative fee equal to 10% of such costs, plus interest at the rate specified in Section 29 and reasonable attorneys fees, if any (collectively, “Tenant’s Cost of Cure”), which demand shall be accompanied by invoices or other reasonable documentation evidencing amounts incurred by Tenant. If Landlord fails to reimburse Tenant within said 30-day period, Tenant shall have the right to set-off Tenant’s Cost of Cure against the monthly installments of Minimum Annual Rent next due under the Lease, until Tenant shall have recovered in full Tenant’s Cost of Cure, provided, however, in no event, except as provided in the following sentence, shall Tenant be entitled to set-off in any month more than 15% of the scheduled installment of Minimum Annual Rent for such month. The preceding sentence notwithstanding, during the last 12 months of the Term (including any extension option exercised by Tenant), Tenant may offset against Minimum Annual Rent such amount as necessary for Tenant to recover in full Tenant’s Cost of Cure prior to the expiration of this Lease. To the extent Tenant’s Cost of Cure include items properly includable in Operating Expenses, Landlord may include such amounts reimbursed by Landlord or set off by Tenant in Operating Expenses, but only to the extent of the amount the repair or service would have cost Landlord had Landlord or its vendor performed it. Landlord’s reimbursement obligations under this Section shall survive the expiration or termination of this Lease.

39.     HAZARDOUS SUBSTANCES. The term “Hazardous Substances”, as used in this Section, means pollutants, contaminants, toxic or hazardous wastes or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by an “Environmental Law”, which term means any federal, state or local law or ordinance relating to pollution or the protection of the environment.

Landlord agrees to indemnify and hold Tenant harmless from any and all claims, causes of action, damages, penalties and costs (including attorneys’ fees, consultant fees and related expenses) (collectively, “claims”) which may be asserted against or incurred by Tenant resulting from: (a) the presence of any Hazardous Substance on or in the Project as of the date hereof or caused or permitted by Landlord or Landlord’s Agents (without being caused or permitted by Tenant) after the date hereof; or (b) any violation or alleged violation of any Environmental Law existing as of the date hereof or caused or permitted by Landlord or Landlord’s Agents (without being caused or permitted by Tenant) after the date hereof. Anything to the contrary in this Lease notwithstanding, Landlord shall have no obligation to indemnify Tenant with respect to any claim by third parties (including, but not limited to employees of Tenant) relating to any substances that are not legally deemed Hazardous Substances under applicable Environmental Laws as enacted and interpreted as of the date hereof. Landlord shall, however, be obligated at Landlord’s expense, to comply with any requirements of any Environmental Laws relating to the removal, management or other treatment of any substances which, although not legally deemed a Hazardous Substance under Environmental Laws as enacted and interpreted as of the date hereof, are determined to be a Hazardous Substance in the future as a result of new or changed Environmental Laws.

     Landlord represents and warrants to Tenant that all environmental reports and studies relating to the Property which are in the possession of or known to Landlord as of the date of this Lease are listed on attached EXHIBIT “J”. Landlord represents and warrants to Tenant that, except as disclosed in the information listed on Exhibit J, Landlord has no knowledge of the presence of Hazardous Substances on or in the Project or of any violations or alleged violations of Environmental Laws with respect to the Project. References to Landlord’s knowledge in this paragraph mean the actual knowledge as of the date hereof of John S. Gattuso, Senior Vice President of Liberty Property Trust. 40. BROKERAGE FEE. Landlord shall pay a brokerage fee of $3.00 per rentable square foot of the initial Premises to The Keewaydin Group, Inc. (“Keewaydin”). Such fee shall be payable one half upon Lease execution and one half upon commencement of Minimum Annual Rent. The fee payable upon execution shall relate to the square footage stated in Section 1(a) and the fee shall be adjusted either up or down based on actual square footage of the Building as constructed. In addition, the Landlord shall pay Keewaydin a brokerage fee of $3.00 per rentable square foot (this rate applies to leases of three years or more; for leases of less than three years, the commission will be reduced pro rata, e.g. the commission for a 2-year lease would be $2.00 per square foot) for all space committed to, or taken by, Tenant within the first six lease years following Tenant’s initial occupancy (provided that Tenant has not notified Landlord in writing that it has retained an unrelated real estate agent to represent it in connection with such renewal and further provided that Landlord is not obligated to and does not pay a fee to such unrelated real estate agent. No fee shall be payable with respect to space taken after the sixth lease year or upon extensions of the Term of the Lease unless a separate agreement is reached at that time. Keewaydin may assign any rights to collect brokerage fees to Tenant. Tenant shall be permitted to pay any past due brokerage commissions to Keewaydin and offset any such payments against the monthly installments of Minimum Annual Rent next due under the Lease, until Tenant shall have recovered in full any past due brokerage commissions so paid by Tenant. Within 10 business days of Landlord’s request, Tenant shall deliver to Landlord a written statement signed by Tenant and Keewaydin certifying that there are no brokerage commissions payable hereunder by Landlord that are due and unpaid, or, if that is not the case, certifying to amounts due and unpaid.

     IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant have executed this Lease.

LANDLORD:

Date signed:	, 1998	LIBERTY PROPERTY LIMITED PARTNERSHIP

		By:	Liberty Property Trust, Sole General
Partner

By:

John Gattuso, Senior Vice President

TENANT:

Date signed:	, 1998	ONTRACK DATA INTERNATIONAL, INC.

By:

Its:

EXHIBIT A

[SITE PLAN — Flying Cloud corporate campus]

EXHIBIT A-1

LEGAL DESCRIPTION

Outlot C, Staring Lake Clubs Courts and Villages, and that part of the vacated Public Street (former Columbine Road Extension) as dedicated in the plat of Research Farm 2nd Addition, lying Easterly of the following described line:

Commencing at the Northwest corner of Outlot C, Staring Lake Clubs Courts and Villages, according to the record plat thereof; thence Southerly 148.22 feet along the West line of said Outlot C having a radius of 952.73 feet and a central angle of 8 degrees 54 minutes 49 seconds to the East line of said Public Street and the point of beginning of said line to be described; thence Southerly 11.78 feet along the Southerly extension of said West lien having a central angle of 0 degrees 42 minutes 31 seconds to a point of compound curvature; thence Southerly 120.71 feet along a 533.58 foot radius curve having a central angle of 12 degrees 57 minutes 41 seconds to the intersection with a line drawn parallel with and distant 35 feet Easterly from the centerline of Columbine Road as dedicated in said plat of Staring Lake; thence Southerly 80.27 feet along said parallel line having a radius of 946.73 feet and a central angle of 4 degrees 51 minutes 29 seconds to the South line of said Public Street and there terminating. The following portion being registered property:

That part of Outlot C, Staring Lake Clubs Courts and Villages, lying Northerly of the center line of the former County Road No. 2 as delineated in the plat of Research Farm Addition, and that part of the Public Street (Columbine Road Extension) as dedicated in the plat of Research Farm 2nd Addition, lying Easterly of the following described line:

Commencing at the Northwest corner of Outlot C, Staring Lake Clubs Courts and Villages, according to the record plat thereof; thence Southerly 148.22 feet along the West line of said Outlot C having a radius of 952.73 feet and a central angle of 8 degrees 54 minutes 49 seconds to the East line of said Public Street and the point of beginning of said line to be described; thence Southerly 11.78 feet along the Southerly extension of said West line having a central angle of 0 degrees 42 minutes 31 seconds to a point of compound curvature; thence Southerly 120.71 feet along a 533.58 foot radius curve having a central angle of 12 degrees 57 minutes 41 seconds to the intersection with a line drawn parallel with and distant 35 feet Easterly from the centerline of Columbine Road as dedicated in said plat of Staring Lake; thence Southerly 80.27 feet along said parallel line having a radius of 946.73 feet and a central angle of 4 degrees 51 minutes 29 seconds to the South line of said Public Street and there terminating.

Hennepin County, Minnesota

EXHIBIT “B”

LEASE COMMENCEMENT CERTIFICATE

     The undersigned, as duly authorized officers and/or representatives of LIBERTY PROPERTY LIMITED PARTNERSHIP (“Landlord”) and (“Tenant”), hereby agree as follows with respect to the Lease Agreement (the “Lease”) between them for premises located at (the “Premises”):

1.	DATE OF LEASE: , 19

2.	COMMENCEMENT DATE: , 19

3.	RENT COMMENCEMENT DATE: , 19 [based on period of gross free rent, if any, contemplated in Section 4(c) of the Lease]

4.	EXPIRATION DATE: , 19

5.	Rent and operating expenses due on or before the Commencement Date (or Rent Commencement Date, as applicable) for the period from the Commencement Date until the first day of the next calendar month (Not applicable if the Commencement Date is the first day of the calendar month):

APPORTIONED MINIMUM RENT:	$

APPORTIONED OPERATING EXPENSES:	$

TOTAL:	$

Thereafter regular monthly payments due in the following amounts until adjusted in accordance with the Lease:

MONTHLY RENT INSTALLMENT:	$

MONTHLY OPERATING PAYMENT:	$

TOTAL MONTHLY PAYMENT:	$

5.	Tenant certifies that, as of the date hereof, (a) the Lease is in full force and effect and has not been amended, (b) Tenant has no offsets or defenses against any provision of the Lease except as set forth on Schedule A attached, if any and (c) Landlord has substantially completed any improvements to be performed by Landlord in accordance with the Lease, excepting the Punch List items set forth on Schedule B attached hereto and initialed by Landlord and Tenant, if any.

B-1

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed this Certificate as of , 19 .

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, Sole General Partner

By:

Name:
Title:

TENANT:

Witness/Attest:

By:

Name:
Title:

B-2

EXHIBIT C

RULES AND REGULATIONS
SINGLE STORY BUILDING

     1.     Except for the placement of appropriate trash containers, Tenant shall not block or obstruct any entries, passages, doors, loading docks of the Building, or place, empty or throw any rubbish, letter, trash or material of any nature into such areas, or permit such areas to be used at any time except for ingress or egress of Tenant.

     2.     Except as otherwise contemplated or permitted under the Lease, Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus or carry on any mechanical operation or bring into the Premises any inflammable fluids or explosives without written permission of Landlord.

     3.     Tenant shall not use the Premises for housing, lodging or residential purposes or for the cooking or preparation of food (other than in employee break rooms, coffee stations and similar kitchenette areas for Tenant’s employees) without written permission of Landlord.

     4.     Subject to the express provisions of this Lease regarding Landlord’s access to the Premises, including the provisions relating to Tenant’s “Secure Areas,” Landlord may at all times keep a pass key to the Premises and Tenant shall provide any keys required to be provided to the fire department or other governmental authority. All keys shall be delivered to Landlord promptly upon termination of this Lease. The term “keys” in this paragraph shall include access cards, access codes and the like.

     5.     Tenant shall not permit the operation of any musical or sound-producing instruments or device which may be heard outside the Premises, or which may emanate electrical waves or x-rays or other emissions which will impair radio or television broadcasting or reception from or in the Building, or be hazardous to health, well-being or condition of persons or property.

     6.     All plate and other glass now in the Premises or building which is broken through cause attributable to Tenant, customers, visitors or invitees shall be replaced by and at expense of Tenant under the direction of Landlord.

     7.     Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, lighting electric facilities or any part of appurtenance of the Premises.

     8.     The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by Tenant, who shall have caused it.

     9.     Except as otherwise contemplated or permitted under the Lease, no signs showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, without prior written consent of Landlord.

     10.     The access of Tenant, its vendors or invitees to the roof shall be coordinated through Landlord so that Landlord will be informed of, and may monitor if it chooses, the persons gaining access to the roof and the activities conducted thereon.

     11.     If the Premises shall become infested with vermin, roaches, or other undesirable creatures, Tenant will promptly notify Landlord and Landlord shall cause the Premises to be professionally treated.

     12.     Except as otherwise contemplated or permitted under the Lease, Tenant shall not install any antenna or aerial wires, radio or television equipment or any other type of equipment outside of the Building without Landlord’s prior approval in writing and upon such terms and conditions as may be specified by Landlord in each and every instance.

     13.     Tenant shall not make or permit any use of the Premises or the Building which, directly or indirectly, is forbidden by law, ordinance or governmental or municipal regulation, code or order to which may be disreputable or dangerous to life, limb or property.

     14.     No outside storage of any material, pallets, trailers, disabled vehicles, etc., will be permitted including but not limited to trash, except in approved containers. Tenant shall ensure that all trash is properly contained to avoid from being blown about the property.

     15.     Tenant shall not allow a fire or bankruptcy sale or any auction to be held on the Premises, or allow the Premises to be used for the storage of merchandise held for sale to the general public.

     16.     Canvassing, soliciting, distribution of hand-bills or any other written material peddling in the Building and the complex are prohibited, and each Tenant shall cooperate to prevent the same.

     17.     Except as otherwise contemplated or permitted under the Lease, Tenant, its employees and invitees, agree not to park in those stalls designated for a restricted use, i.e., handicapped parking, visitor parking or parking designated for a specific tenant other than Tenant.

     18.     Tenant shall not possess any weapons, explosives, combustibles or other hazardous devices in or about the Building and/or Premises, without the prior written approval of

C-2

     Landlord. The foregoing notwithstanding, Tenant may maintain armed security in or about the Premises in cases of emergency, disaster, failure of Tenant’s security systems or other reasonable circumstances; Tenant shall give Landlord notice of the presence of armed security, which notice shall be given, except in the case of an emergency, prior to the deployment of armed security.

     19.     Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

     20.     Except as otherwise contemplated or permitted under the Lease, skylights, windows, doors and transoms, shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Should the Landlord establish a building standard window treatment, Tenant shall not remove or change such window treatment without Landlord’s prior written consent.

     21.     Any low voltage writing added in the Premises and the Building to serve Tenant’s telephone, computer, security monitoring, etc., requirements, shall be installed in accordance with the local, state and federal codes and ordinances and clearly identified.

     22.     These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any Lease on premises in the complex. In the event of any conflict between these Rules and Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.

     23.     Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by landlord referred to in this paragraph, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the lease. No modification to or amendment of these Rules and Regulations shall be deemed an amendment or modification of the terms of the Lease.

C-3

EXHIBIT D

CLEANING AND JANITOR SERVICES

Landlord shall furnish cleaning and janitor services to the Project as described below:

DAILY:

•	Sweep, dry mop or vacuum, as appropriate, all floor areas; remove material such as gum and tar which has adhered to the floor.

•	Empty waste baskets and containers; remove all trash from the Leased Premises.

•	Dust all horizontal surfaces with treated dust cloth, including furniture, files, equipment, that can be reached without a ladder.

•	Damp wipe all telephones, including dials and crevices.

•	Spot wash to remove smudges, marks and fingerprints from such areas as walls, equipment, doors, partitions and light switches within reach.

•	Wash water fountains, chalkboards, cafeteria tables and chairs.

•	Damp mop all non-resilient floors such as concrete, terrazzo and ceramic tile. Damp mop floors using detergent disinfectant.

•	Clean freight and passenger elevator cabs and landing doors.

•	Clean mirrors, soap dispensers, shelves, wash basins, exposed plumbing, dispenser and disposal container exteriors, using detergent disinfectant and water. Damp wipe all ledges, toilet stalls and toilet doors.

•	Clean toilets and urinals with detergent disinfectant, beginning with seats and working down. Pour one ounce of bowl cleaner into urinal after cleaning and do not flush.

•	Furnish and refill all soap, toilet, sanitary napkin and towel dispensers.

•	Clean all baseboards.

•	Remove all litter from parking area and grounds.

WEEKLY:

•	Spot clean carpet stains.

•	Wash glass in building directory, entrance doors and frames and show windows, both sides.

•	Spot wash interior partition glass and door glass to remove smudge marks.

•	Sweep all stair areas.

•	Brush all fabric covered chairs with a lint brush.

•	Vacuum edges and corners.

MONTHLY:

•	Scrub and recondition resilient floor areas using buffable non-slip type floor finish.

•	Clean all area roof drains.

•	Wash all interior glass, both sides.

•	Wash all stairwell landings and treads.

QUARTERLY:

•	High dust all horizontal and vertical surfaces not reached in nightly cleaning, such as pipes, light fixtures, door frames, picture frames and other wall hangings.

•	Wash all ceramic tile walls in restroom by hand.

•	Vacuum or dust all books in place.

•	Wash and polish vertical terrazzo or marble surfaces.

•	Damp wash diffusers, vents, grills, and other such items, including surrounding wall or ceiling areas that are spoiled.

•	Vacuum all ceiling and wall air supply and exhaust diffusers or grills.

D-2

SEMI-ANNUALLY:

•	Dust all storage areas, including shelves and contents, such as supply and stock closets, and damp mop floor areas.

•	Strip and refinish all resilient floor areas using buffable non-slip floor finish.

•	Shampoo all carpeted areas.

•	Wash building perimeter glass, outside only.

ANNUALLY:

•	Wash light fixtures, including reflectors, globes, diffusers and trim.

•	Wash walls in corridors, lounges, classrooms, demonstration areas, cafeterias and washrooms.

•	Clean all vertical surfaces not attended to during nightly, weekly, quarterly, or semi-annual cleaning.

•	Wash building perimeter glass, inside only.

D-3

EXHIBIT “E”

TENANT ESTOPPEL CERTIFICATE

     Please refer to the documents described in Schedule I hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Mortgagees”) that as of the date hereof:

     1.     The information set forth in attached Schedule 1 is true and correct.

     2.     Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule 1, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

     3.     All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed, except matters, if any, listed on Part N of Schedule 1.

     4.     Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

     5.     Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

     6.     To Tenant’s knowledge and except matters, if any, listed on Part N of Schedule 1, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

     7.     Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.

     8.     Except as set forth on Part M of Schedule 1, no action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

     9.     The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Mortgagees will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

     10.     This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Mortgagees.

     IN WITNESS WHEREOF, Tenant has executed this Certificate this day of  , 19  .

Name of Tenant

By:

Title:

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE
Lease Documents, Lease Terms and Current Status

A.	Date of Lease:

B.	Parties:

1.	Landlord:

2.	Tenant d/b/a:

C.	Premises known as:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Options:

H.	Security Deposit Paid to Landlord: $

I.	Current Fixed Minimum Rent (Annualized): $

J.	Current Additional Rent (and if applicable, Percentage Rent)(Annualized): $

K.	Current Total Rent: $

L.	Square Feet Demised:

M.	Tenant’s Bankruptcy or other Insolvency Actions:

N.	Landlord Defaults & Unperformed Landlord Obligations:

EXHIBIT F-1

[Scope Drawings]

EXHIBIT F-2

ARCHITECTURAL STANDARDS
FOR
ONTRACK DATA INTERNATIONAL, INC.

1.	Site Preparation

Mass excavate top soil, organic and soft natural soils to underlying lean clays or sandy lean clays; stockpile suitable from on-site material, supplemented with imported granular material; mass excavation and controlled backfill to bring entire building area to elevation 100.00’ (assumed finish floor elevation 101.00’); to be approved by soils engineer.

2.	Earthwork

Excavate to footing depths on controlled backfill; after footings are poured and foundation walls are laid, backfill with approved material; rough grade site to subgrade elevations for lawns and paving; after paving and other site improvements are in place, spread stockpiled topsoil and fine grade to finish elevations.

3.	Paving and Surfacing

(a)	Bituminous paving: 7-ton asphaltic concrete paving for all driveways and 5-ton construction for staff parking lot.

(b)	Concrete paving: 4-inch thick light broom finished concrete sidewalks; 6 by 12 inches light broom finished concrete curb and gutter at building side of all bituminous pavement.

4.	Site Improvements

(a)	Irrigation System: Automated underground lawn irrigation system for lawns and plantings adjacent to building.

5.	Landscaping

(a)	Topsoil preparation: Rake and drag topsoil provided under earthwork.

(b)	Lawns and grasses: Cultured sod in lawn areas adjacent to building and at boulevards and between street and entrance drive.

F-2-1

(c)	Trees and shrubs: A sum to be allowed for trees and shrubs; quantity and species to be determined in final design.

(d)	Maintenance: Building owner responsibility.

6.	Foundations

(a)	Footings (type): Reinforced concrete spread footings; continuous below frost level at exterior walls and pad type below mechanical depth for interior columns.

(b)	Foundation walls (type and material): Reinforced cast in place concrete or masonry.

(c)	Slabs-on-grade: Welded wire fabric reinforced concrete stabs, thickened at edges.

7.	Exterior Walls

(a)	Materials:

(1)	Brick veneer with minimum 6 inch by 16 ga. Structural “C” stud backup cavity wall construction consisting of 2 inch airspace, 2 inches extruded polystyrene (minimum R-value = 10) and 1/2” Dens-Glas Gold sheathing with Tyvek building wrap, or equal. Interior face of exterior metal stud walls to receive 6 mill poly vapor barrier and drywall to be taped, floated, sanded and ready to receive final ONTRACK finishes.

(2)	Thermally broken aluminum framed window walls, U-values listed below.

8.	Parapets

(a)	Provide integral parapet consistent with the design and makeup of the exterior wall materials to screen from view all mechanical equipment.

(b)	All roof-top mechanical units shall be screened from view. Screening may be adjacent to units or may be integral with the parapet. Screening shall be subject to the reasonable approval of ONTRACK and shall meet all appropriate codes.

9.	Exterior Doors and Frames

(a)	Heavy duty aluminum entrance and frames; glazed with 1/4 inch clear tempered float glass; frames thermally improved; finish: standard anodized colors to be selected. ONTRACK shall have the right to select custom colors and shall be responsible for the incremental cost of such custom colors.

F-2-2

(b)	Hollow metal service doors and frames: Insulated flush hollow metal doors; thermally broken hollow metal frames: finish: enamel.

10.	Windows and Curtainwalls

(a)	Windows: Thermal break continuous aluminum fixed strip windows: 1 inch insulating glass with high efficiency low-E metallic coating; finish: standard anodized colors to be selected. ONTRACK shall have the right to select custom colors and shall be responsible for the incremental cost of such custom colors. U-values not to exceed 0.36 glass, 0.68 frame; condensation resistance factor (CRF) not less than 50.

(b)	Curtainwalls: Pre-glazed thermally broken system; Wausau or approved equal; inserts for entrance doors; one inch clear insulating glass; U-value not to exceed 0.36 glass, 0.68 frame; CRF not less than 55 glass, 73 frame.

11.	Roof/Ceiling Assemblies

(a)	Roof coverings: Single ply 45 mil EPDM rubber membrane, loose-laid/ballasted.

(b)	Insulating: Tapered polyisocyanurate foam 2-1/2 inch minimum thickness, minimum R=20, taper for backslopes and crickets.

(c)	Roof deck: Metal roof decking on open web steel joists.

(d)	Roof drainage: Provide roof and roof overflow drains, overflow scuppers are not acceptable.

F-2-3

EXHIBIT F-3

MINIMUM SHELL CONDITION REQUIREMENTS
FOR
ONTRACK DATA INTERNATIONAL, INC.

ALL PROPOSALS SHALL, IN ADDITION TO THE ALLOWANCES PROVIDED, INCLUDE THE FOLLOWING MINIMUM “SHELL CONDITION” IMPROVEMENTS:

1.	Floor Finishes

Concrete stab cleaned and leveled to 1/4” tolerance within a 10’0” x 10’0” given area (tolerances are not cumulative, elevator sills are to be established elevation 0’0”) (FL20). Areas leveled subsequent to initial pouring of slab to be sealed after setting. Finished surfaces to be ready to receive carpet, ceramic tile, resilient tile, wood parquet or stone flooring without additional preparation other than cleaning.

2.	Floor Loading

Floor loads shall be per applicable codes and base building standards throughout but not less than 50 pounds per square foot dead load plus 20 pounds per square foot for partitions. All areas within the core perimeter should accommodate 150 pounds per square foot of dead load and the area immediately adjacent to the core perimeter should accommodate 100 pounds per square foot dead load.

3.	Wall, Column and Perimeter Bulkhead Construction

All perimeter walls, core walls, freestanding and engaged columns and perimeter top and bottom bulkheads to be furred, drywalled, taped, floated, sanded, and ready to receive final ONTRACK finishes.

4.	Other Perimeter Finishes

Building perimeters shall be fully finished with respect to insulation, waterproofing, caulking, glazing and metal finishing, including all required glass replacement (in the event of defects or cracked or broken panes), glass cleaning on interior and exterior, metal touch up and cleaning and any other actions required to render the perimeters to a

F-3-1

tenant-ready condition. Building standard window coverings (1” mini-blinds) shall be provided and installed by Landlord just before occupancy.

5.	Other Core Finishes

The following shall be required to be completed and installed at agreeable locations at Landlord’s cost:

(a)	Women’s and men’s restrooms. It is anticipated that complete restrooms shall be located at 3 locations within the premises. Restrooms should be designed to provide flexibility in distribution of stalls between men’s and women’s, and at a minimum shall provide code required stalls plus 1 for men and women at each of three restroom locations. Accessible restrooms shall be provided at each of the three restroom locations.

(b)	Janitor closets;

(c)	Electrical closets with service and distribution panelboards and transformers 480/277V, 120/208V, (See Paragraph 9 below);

(d)	Core walls, columns and perimeter bulkhead completed with finished drywall ready for paint;

(e)	Three water coolers shall be provided;

(f)	Fire sprinklers as required by code, based on ONTRACK’s plans;

(g)	Exit signs as required per code, based on ONTRACK’s plans;

(h)	If the building contains more than one floor, Landlord shall provide a passenger elevator lobby complete in all respects including finishes to be reviewed and approved by ONTRACK;

(i)	Core corridor doors shall be primed and ready to receive ONTRACK’s finish;

(j)	Closures and appropriate looking devices for all exit, stairwell, and electrical/telephone doors, and closures on women’s/mens toilets. All exterior doors and all stairwell doors shall have locking and unlocking devices controlled by Landlord’s building management system. Landlord shall, upon request from ONTRACK and at ONTRACK’s cost, also provide an electronic card access security system as approved by ONTRACK on all exterior doors. In such event the cost shall not exceed $10,000.

F-3-2

(k)	All ceiling space shall be sufficiently clear of all pipes, ductwork, etc., to provide for a minimum finished ceiling height of eleven (11) feet. All base building systems shall be coordinated such that the intersection of the building structural system, medium pressure ductwork, the fire protection system and the base building light fixture will all fit within the ceiling cavity. Indicated heights shall include room to place conventional florescent light fixtures at any (and every) place on the floor;

(l)	All pipe sleeves in beams and walls shall be packed airtight and complete;

(m)	Domestic cold water, valved and capped at four locations within the premises;

(n)	Landlord shall provide for all Fire and Life Safety requirements per City and State codes, including installation of all required annunciators, strobes and other warning devices;

(o)	All code required general exhaust requirements shall be provided;

(p)	A Certificate of Occupancy shall be obtained by Landlord.

6.	Sprinkler System

Sprinkler piping shall be provided to include main runs with crosses to achieve a 15’ x 15’ grid for future extensions and locations of branch piping, drops and heads. Landlord shall provide as many semi-recessed sprinkler heads as necessary to meet code (presuming ordinary hazard) to be located, at Landlord’s expense, in the suspended acoustical tiles per ONTRACK’s final space plans, provided that, on average, no more than 25% of each floor shall be enclosed offices or conference rooms. Sprinkler heads shall be centered in the ceiling tiles. Landlord shall provide for concealed heads in 10% of the space and provide a unit price for adds and deducts on a single unit basis for more or less concealed heads.

7.	Ceilings

Completed and laser-leveled grid suspension system capable of receiving 2’0” x 2’0” exposed t-bar acoustic tile insulation. Ceiling tile must be 2’ x 2’ lay-in tegular edge regressed, noncombustible mineral, foil-backed, fissured, acoustical tile, with a minimum thickness of 3/4”, an NRC rating of .55 to .65, an STC rating of 35 to 39, and a light reflectance rating of LRI. Alternative lay-in ceiling systems shall be considered provided they meet the above standards. If ONTRACK accepts Second Look II tiles, it will receive a credit of $.40 per square foot for all areas in which such tile is used.

F-3-3

8.	Light Fixtures

(a)	Landlord shall provide 2’ x 4’ parabolic light fixtures with a minimum louver depth of 3 inches, electronic ballasts and 10’ plug-in pigtails (manufactured wiring system). Light fixtures shall be 2 x 4 — 3 lamp fixtures. Fixtures shall be provided at a rate of one per 80 rentable square feet. Two tube fixtures will not be acceptable. Bulbs shall be T-8 (FO32/830) energy saving lamps, or an energy efficient alternative approved by ONTRACK. Provide units cost for adds and deducts of lighting fixtures.

(b)	The light fixture louver shall create a low level of ceiling brightness and comply with the requirements of ANSI/IES RP-1 1993.

(c)	Fixtures shall be provided in a quantity sufficient to achieve a minimum of 50 foot candles of maintained light at the desktop in all areas although it is understood that the standard recited above will require more fixtures. The higher standard of the two will be met. Landlord shall provide electrical distribution from panel boards to junction boxes in the ceiling to accommodate plug-in pigtails (manufactured wiring system).

9.	Electrical Distribution and Service

As part of the Base Building or shelf condition work, Landlord shall provide an electrical distribution and service system as follows:

(a)	All power shall be provided to ONTRACK’s initial space by a dedicated, separately metered switchboard with surge suppression.

(b)	Basic electrical service of 480/277 volts, 3 phase, 4 wire, 60 cycles through a grounded switchboard suitable for such service. The electrical service conductor and switchboard shall be oversized 20% to anticipate possible growth in future requirements. Switchboard devices shall be selectively coordinated with a ground fault protection system.

(c)	Distribution voltages shall be 480/277 volts, 3 phase, 4 wire for fluorescent lighting and motors 1/2 horsepower and larger; and 120/208 volts, 4 wire, 3 phase for receptacle circuits, small motors and incandescent lighting. Landlord shall provide all required transformers and an enclosed pad area where the transformers are located adjacent to the building.

(d)	The electrical service shall be sized to provide a minimum of eight (8) watts per rentable square foot for ONTRACK’s lighting and receptacles in all areas (other than ONTRACK’s clean room where additional power may be required),

F-3-4

excluding HVAC equipment, special systems, miscellaneous electrical loads and elevator equipment requirements. All of ONTRACK’s power shall be separately metered.

(e)	Power which serves HVAC equipment, special systems, miscellaneous electrical loads and electrical equipment must be a separate distribution riser which is not part of the lighting and receptacle bus duct.

(f)	Distribution shall be to one electrical room for approximately each 15,000 square feet of rentable area. Each electrical room shall be connected to each other electrical room by suitable ducts or conduit. Each electrical room must be provided with an exhaust system.

(g)	Circuit breaker panelboards shall be located in each electrical room (at least one per 40,000 rentable square feet) to serve electrical loads and the portion of the leased premises on the floor as follows:

(1)	Provide one 480/277 volt panelboard in each electrical room. Each panelboard shall have 100 amp main breaker and provision for at least 42 one pole bolt on breakers. Panelboard shall include at least one 20 amp circuit breaker per 500 square feet of usable space (exclusive of the 20% growth requirement).

(2)	In each electrical room provide one 480/277 volt lighting panelboard, one 75 KVA — K13 dry type transformer, with 200% neutral. Provide wall space for one additional 50 KVA transformer and one additional 120/208 volt panelboard. Each panelboard shall have a 225 amp main breaker and provisions for 42 one pole bolt-on breakers. Panelboards shall include at least one 20 amp circuit breaker per 250 square feet of usable space. Each panel shall have its own main breaker. Panels shall be electronic grade with metal oxide varistors. Each 120/208 panel shall be equipped with a 200% neutral, ground and isolated ground bus.

(3)	Panelboards and cabinets shall contain space for 20% additional circuit breakers for future requirements.

(h)	Landlord shall provide, at no cost to ONTRACK, adequate space in the building or exterior pad space for ONTRACK’s 250 KW diesel generator. Provide empty conduit system to electrical closets for separate standby power system. Landlord shall provide an interior room with 24 hour cooling for ONTRACK’s 75 KVA UPS system. Landlord shall also provide appropriate fuel storage system. Landlord shall also provide space to accommodate sound attenuation, and shall provide large openings to the outside for air requirement. ONTRACK has not yet

F-3-5

decided whether or not a full UPS and back-up power system will be required. Liberty shall, however, design the building to provide a connection from the backup power location to ONTRACK’s electrical closets.

(i)	If required to maintain utility billing power factor of 0.90, Landlord shall provide power factor correction capacitors appropriately sized. Capacitors shall be non- PCB filled complete units with current limiting indicating fuses and dust-tight enclosures.

(j)	The entire electrical system and equipment shall be grounded in accordance with the National Electrical Code. In addition, ground counterpoise shall be a 350 MCM ground conductor installed around the perimeter of the building and connected to building steel. ONTRACK’s switchboard shall be connected to this ground and a 350 MCM riser run through each ONTRACK electrical and telephone and data room. Provide in each electrical, telephone and data room a 1/4” x 2” x 24” ground bus connected to the 350 MCM ground riser.

(k)	Provide a masters label lightening protection system on the building.

10.	Heating, Ventilation and Air-Conditioning (“HVAC”)

Landlord shall cause its mechanical and electrical engineers to prepare the plans for the HVAC distribution system for the leased premises, which plans shall be subject to the review and approval of ONTRACK and shall meet the following criteria:

(a)	The system shall include the following features:

(1)	Outside air economizer, enthalpy-controlled, capable of 100% outside air.

(3)	Minimum outside air provision shall be based on ASHRE Standard 62-89 (Ventilation for Acceptable Indoor Air Quality).

(3)	Humidification is not required.

(b)	The system, including exhaust fans, shall be designed to conform to ONTRACK’s plans and to operate so that sound transmission levels do not exceed NC40. Landlord shall be required to take appropriate corrective measures to eliminate any disturbing noise or vibration of any mechanical equipment or system furnished and installed by Landlord.

(c)	The system shall be designed with roof-top units that will provide a minimum of one ton of cooling for each 300 rentable square feet of space in the Premises. Landlord shall provide one VAV box for each 1500 rentable square feet of

F-3-6

building area. In addition, all conference rooms shall be separately zoned and all building corners shall be separately zoned if they contain a private office, and an additional VAV box shall be added for each such conference room or corner office.

(d)	The system shall be able to efficiently and economically accommodate 24 hour per day cooling in the company’s lab and clean room facilities. All roof top units shall be high efficiency with a minimum EER of 12. If roof top units are not available with an EER of 12, Liberty shall provide such units with the highest EER rating available provided they shall have a minimum EER of 9.

(e)	The design of the air-conditioning system shall take into account the following occupancy schedule:

General Offices — One person per 150 usable square feet and two personal computers per person, assuming each personal computer generates 850 BTU’s.

Meeting and Conference Rooms — One person per 15 usable square feet.

(f)	The occupancy schedule of particular areas shown on ONTRACK’s plans may vary between one person per 50 usable square feel and one person per 200 usable square feet, provided that the entire floor division of the leased premises does not assume more than one person per 150 usable square feet and that such variances are reasonably distributed. The heating, ventilating and air-conditioning system shall meet the following design conditions, at the stated outside design conditions:

(1)	Summer — Outdoor conditions 92(degree) Fahrenheit dry bulb, 75(degree) Fahrenheit wet bulb (2-1/2% coincidence); indoor conditions 75(degree) Fahrenheit dry bulb, 50% relative humidity maximum.

(2)	Winter — Outdoor conditions minus 19(degree) Fahrenheit dry bulb; 72(degree) Fahrenheit dry bulb, inside.

(3)	Regardless of the design standards, Landlord shall (to the extent that it controls the system) operate the HVAC system to achieve a space temperature of 72(degree) Fahrenheit dry bulb inside whenever possible.

(4)	The air handling unit and distribution system shall be sized adequately to accommodate all external and internal heat gains resulting from base building mechanical systems, from people load and from heat generated by lighting and miscellaneous equipment power including up to 4.8 watts per square foot of lighting and miscellaneous equipment load.

F-3-7

(g)	All interior areas shall be suitably zoned, with independent zone controls.

(h)	Supply outlets and equipment shall be selected for minimum drafts and noiseless air distribution.

(i)	The type and size of the diffusers shall be determined by Landlord’s engineer after consultation with ONTRACK’s architect or engineer.

(j)	All supply and/or return ducts shall be equipped with fusible link dampers as prescribed by applicable laws, if any.

(k)	ONTRACK intends to have lunch rooms, clean-rooms, meeting rooms and conference rooms. The building shall provide separate heating and cooling zones for each such room. The heating and cooling of each room will be controlled by a separate thermostat.

(l)	Exhaust fans shall be exhausted to the return air plenum. Exhaust fans for conference rooms shall be located away from the conference room to avoid noise levels above those specified in Section 12 below. Electrical closets shall be equipped with exhaust fans.

(m)	Air filtration shall be provided at each unit by two sets of particulate filters, one pre-filter set of 30% efficient filters and one final filter set of at least 65% efficiency.

(n)	A direct digital control system (energy management system) shall be provided with the features listed below as a minimum:

(1)	Provide run time status of HVAC equipment.

(2)	Control each zone to maintain set-point temperature. The set-point temperatures shall be adjustable remotely.

(3)	Provide alarms indicating equipment failure, zone high/low temperatures, etc.

(4)	Provide cooling during winter months for ONTRACK HVAC equipment in computer room, telephone switch rooms, network and communications closets.

11.	Telephone and Data

(a)	ONTRACK will construct telephone and data rooms within or adjacent to the

F-3-8

building core as part of its tenant improvement package.

(b)	Liberty shall provide one dedicated 300 square foot Main Point of Presence (MPOP) room for ONTRACK’s telephone and data service entry into the building. This room shall be used exclusively by ONTRACK.

(c)	Liberty shall also construct one dedicated Alternate Point of Presence (APOP) room for alternate telephone and data service entry into the building.

(d)	Liberty shall provide one non-exclusive fiber optic hub room for telephone and data service into the building. The MPOP, APOP and fiber rooms are not alternates, all will be required.

(e)	Landlord shall provide dedicated empty conduits from the outside of the building near available services to ONTRACK’s MPOP, APOP and fiber hub rooms. Secure empty conduits must be provided from the MPOP and APOP to each of the ONTRACK telephone and data rooms within its space and to its expansion space. Landlord must provide such conduits to serve two locations on each floor of the building occupied by ONTRACK and conduits must be provided between each of the two locations.

(f)	Landlord shall provide an adequately sized empty conduit between the MPOP and the APOP.

12.	Acoustical Attenuation Acoustical attenuation shall be designed within walls separating elevators, toilet rooms, fan rooms, and switchgear from occupied ONTRACK spaces and five specified rooms within ONTRACK’s space. The system design criteria for ambient noise level in the ONTRACK’s space, when unoccupied, shall meet NC40 standards when all building systems are operating and standard floor and ceiling finishes are installed.

13.	Loading Dock A single loading dock most be provided. Such loading dock must be enclosed and equipped with dock leveler, seals and lights.

F-3-9

EXHIBIT G

EXCLUSIONS FROM OPERATING EXPENSES
FOR
ONTRACK DATA INTERNATIONAL, INC.

1.	Original Construction

All costs incurred in connection with or directly related to the original construction (as distinguished from operation, repair, and maintenance) of the Project.

2.	Initial Development

Legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with acquisition of the land, or the original development or original leasing of the Project.

3.	Costs Caused by Construction

Any expenses incurred during construction of the Site Improvements or Building or any improvements therein in excess of those that would be expended if construction were completed and the building were fully occupied.

4.	Equipment and Systems Leasing

The costs of renting or leasing anything other than items, the purchase price of which could be included in Operating Expenses hereunder.

5.	Hazardous Substances

All costs related to the removal of substances or materials from the Building, Site Improvements or the Project which are presently, or at any time in the future may be, deemed hazardous.

6.	Compliance with Laws

The cost of changes to the Building or Site Improvements in compliance with any laws, statutes, ordinances, rules, or directives, except as otherwise expressly permitted under the Lease, including Sections 9(a) (entitled “Payment of Operating Expenses”) and 10 of the Lease (entitled, “Compliance with Laws”).

7.	Employee Limitation

All costs for any employees above the rank of building manager and reasonable allocation of the costs of all employees at or below the rank of building manager whose duties include work on other buildings or projects or on activities the costs of which are otherwise excluded from operating costs.

8.	Management and Accounting Services

Other than a specifically agreed upon management fee, all costs and expenses associated with management and accounting services for the Project including but not limited to all expenses of a centralized office, the wages, salaries, bonuses, and benefits of all management personnel, costs of preparation and handling of accounts receivable and accounts payable, and the payment of any rent, operating expenses, or taxes for an on-site management office.

9.	Capital Costs

The costs (or any amortization thereof) of any alteration, addition, change, replacement, improvement, repair, or other item which are properly capitalized under either generally accepted accounting principles or under federal income tax accounting principle, except as otherwise expressly permitted under the Lease, including Sections 9(a) (entitled “Payment of Operating Expenses”) and 10 of the Lease (entitled, “Compliance with Laws”).

10.	Depreciation

Any charge for depreciation or amortization of any of the improvements, except as otherwise expressly permitted under the Lease, including Sections 9(a) (entitled “Payment of Operating Expenses”) and 10 of the Lease (entitled, “Compliance with Laws”).

11.	Ground Leases and Easements

Any charges for ground leases or other underlying leases, easements, or any other similar or dissimilar use fees or other costs related to the use of the land.

12.	Financing Costs

Financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages.

13.	Correcting Defects

Costs of correcting defects in the design or construction of the Base Building or Site Improvements, the major Base Building systems or the material used in the construction of the Base Building or Site Improvements (including latent defects in the Base Building or Site Improvements or the inadequacy of design of the Base Building or Site Improvements) or in the Base Building equipment or appurtenances thereto.

14.	Damage by Other Tenants

The cost of any repair to remedy damage caused by or resulting from the negligence of any other tenants in the Project, including their agents, servants, employees, or invitees, together with the costs and expenses incurred by Landlord in attempting to recover such costs.

15.	Leasing Costs

All costs related to any leasing or releasing of the Project. In the event the building management company is responsible for leasing or re-leasing of the Building a reasonably allocable share of the management fee shall be therefore excluded.

16.	Improvements to Rentable Areas

Costs incurred in renovating or otherwise improving or decorating or redecorating space (including painting, carpet shampooing, drapery cleaning and wall washing) for tenants or other occupants in the Building or vacant rentable space in the Building or costs related thereto and costs incurred by Landlord, whether or not reimbursed to Landlord, by other tenants in connection with maintenance or repair of above-shell condition improvements.

17.	Bad Debts or Rent Loss

A bad debt loss, rent loss or reserves for bad debts or rent loss, provided, however, the cost of purchasing rent loss insurance to cover losses occasioned by a casualty shall not be excluded.

18.	Affiliates — Excessive Payments

Any item of cost, including a building management fee, which represents an amount paid to an affiliate of Landlord or an affiliate of any partner or shareholder of Landlord, or to the building management company or an affiliate of the building management company, to the extent the same is in excess of the lowest reasonable cost of said item or service in an arms length transaction. For the purposes hereof “affiliate” shall include subsidiaries of Landlord or any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Landlord or the building management company.

19.	Bad Faith Payments — Kickbacks

Costs or expenses incurred by Landlord which represent amounts spent by Landlord or its agents in bad faith and an amount equal to any costs which represent any payments received by Landlord or the building manager, or the employees or officers of either, from suppliers of goods or services as kick-backs, finders fees, expediting fees, or other similar and dissimilar fees.

20.	Operation of Landlord’s Business; Preservation of Asset

Any and all costs (including legal fees and costs of lawsuits) associated with the operation of the business of the entity which constitutes Landlord or preservation of the Landlord’s interest in the Building; excluded items shall specifically include, but shall not be limited to, formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data therefor, costs of defending any lawsuits with any mortgagee, costs of selling, syndication, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any), costs of disputes between Landlord and managers of the project, costs of collecting rent or other charges, and costs of disputes between Landlord and tenants within the project including, without limitation, the Tenant.

21.	Tenant Specific Costs

All costs and expenses arising solely out of the specific needs or character of a particular tenant or such tenant’s officers, employees, agents or customers, whether or not Landlord recovers such costs from such tenant. And, any increased costs resulting from Landlord permitting third parties to use the common elements of the Project for income producing activities.

22.	Disproportionate Costs; Excess Services

All costs and expenses resulting from the delivery to other tenants of services, utilities, or the use of Building facilities or other benefits which are either greater in quantity or higher in quality than those delivered to Tenant regardless of whether or not the cost of such services is recovered by Landlord.

23.	Excess HVAC

Landlord’s costs of excess electricity, incremental heating, ventilation or air conditioning and other services sold or provided to tenants which are greater than those provided to Tenant whether or not Landlord is entitled to be reimbursed by such tenants.

24.	Landlord’s Negligence

Any expense incurred as a result of the negligence of Landlord, its agents, servants, or employees or arising out of Landlord’s negligent failure to manage the Project consistently with the standards required by the Lease.

25.	Insurance on Above Standard Tenant Improvements

Any cost or expense for insurance against loss due to damage or destruction resulting from fire or an extended coverage risk to improvements within rentable areas in the Project if, and to the extent, the improvements are not paid for by Landlord.

26.	Reimbursed Costs

Any items not otherwise excluded to the extent Landlord is reimbursed therefore by insurance or otherwise compensated, including direct reimbursement by any tenant, less the out-of-pocket cost of collection.

27.	Interest and Penalties

All interest or penalties incurred as a result of Landlord’s failure to pay any costs or taxes as the same shall become due.

28.	Duplicate Charges

Any costs which would duplicate other costs theretofore included in Operating Expenses.

29.	Rent Insurance

The cost of rent insurance which insures against rent loss for a period in excess of 24 months.

EXHIBIT H

LIBERTY/ONTRACK LEASE

LIST OF MINIMUM ELEMENTS REQUIRED
FOR “SUBSTANTIAL COMPLETION” OF THE
BASE BUILDING AND SITE IMPROVEMENTS

MINIMUM ELEMENTS:

1.	All parking areas must be completed including lighting, traffic control signs, curbing and first lift of black top.

2.	All exterior walkways between building and curb, entrances, exits, driveways and loading docks must be finished and functional.

3.	All exterior surfaces of the building shall be fully completed (except only minor punch list items) and shall be completely weather tight in accordance with the Approved Plans.

4.	All Building doors, windows, locks and other points of ingress and egress shall be lockable and all locks (other than Tenant installed security systems) shall be completed, functional and under the control of Tenant.

5.	All base building mechanical systems serving any portion of the Building shall be completed and fully functioning as designed (except only minor punch list items not materially affecting functionality), including, without limitation, sprinklers, plumbing, electrical and HVAC systems.

6.	All interior portions of Building entries and exits, all rest room facilities and other elements which would be common elements if the Building were occupied on a multi-tenant basis shall be complete and functional (except only minor punch list items not materially affecting functionality).

The foregoing list does not, and is not intended to, define “substantial completion”; pursuant to Article 4 of the Lease, “substantial completion” shall not be deemed to have occurred until the foregoing minimum elements are satisfied and Landlord has obtained the requisite architect’s certificate and certificate of occupancy required under the fourth paragraph of Section 4(c) of the Lease.

H-1

EXHIBIT I

EXISTING TITLE ENCUMBRANCES

1.	Real estate taxes for and payable in the year 1998, first half paid, second half due October 15, 1998.

2.	Drainage and utility easement(s) as shown on the recorded plat of Staring Lake Clubs Courts and Villages and Research Farm 2nd Addition.

3.	Resolution dated November 5, 1996, filed of record December 30, 1996, as Document Nos. 2773427 (T) and 6669002 (A).

4.	Rights of Access as contained in Deed Document No. 2733662.

5.	Notice of Lis Pendens for highway purposes as contained in Document No. 1993044.

6.	Drainage and utility easements as retained in Vacation, Document Nos. 5741642 and 2149455.

Note: The following items do not affect the Property, but do however appear on the Certificate of Title for the Property; Landlord has no obligation to cause these items to be removed from the Certificate of Title:

Easement dated August 7, 1996, filed of record August 13, 1996, as Document No. 2733665 (T).

Easement contained in Book 1545 Deed page 162 and Book 126 Miscellaneous page 160.

I-1

EXHIBIT J

ENVIRONMENTAL INFORMATION

1.	Svoboda Ecological Resources Wetlands Delineation Report dated December 5, 1995.

2.	Phase I Environmental Site Assessments issued by American Engineering testing dated December 15, 1996.

3.	Report of Geotechnical Exploration and Review dated December 20, 1995.

4.	Phase I Environmental Site Assessment issued by Northern Environmental dated July 22, 1996.

5.	Limited Subsurface Investigation Report, issued by Northern Environmental dated August 2, 1996.

6.	Revised Limited Subsurface Investigation Report, issued by Northern Environmental dated August 5, 1996.

7.	U.S. Department of Agriculture Wetlands Determination Review Memorandum dated August 5, 1996.

8.	Minnesota Pollution Control Agency Approval of Response Action Plan, dated November 22, 1996.

9.	Minnesota Department of Agriculture Approval of Agricultural Chemical Incident Remedial Investigation dated November 26, 1996.

J-1

FIRST AMENDMENT TO LEASE

               This Amendment (“Agreement”) is made as of the      day of January, 1999 by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and ONTRACK DATA INTERNATIONAL, INC., a corporation organized under the laws of Minnesota (“Tenant”).

BACKGROUND:

     A.     Landlord and Tenant are parties to that certain Lease dated as of September 21, 1998, for certain premises to be constructed by Landlord in the Flying Cloud Corporate Campus, Eden Prairie, Minnesota.

     B.     Tenant has requested and Landlord has agreed, subject to the terms and conditions set forth below, to reduce the size of the Premises to be initially constructed by Landlord.

     C.     Landlord and Tenant desire to amend the Lease to reduce the rentable area of the Premises and modify certain other provisions of the Lease, all as provided below.

AMENDMENT:

               Now therefore, for good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

     1.     PREMISES. The rentable area of the Premises is hereby reduced from 80,119 rentable square feet to 62,200 rentable square feet. All references in the Lease to the Premises containing 80,119 rentable square feet are hereby amended to read 62,200 rentable square feet.

     2.     SITE PLAN. The Site Plan attached to the Lease as EXHIBIT “A” is hereby replaced with the Site Plan attached hereto as ATTACHMENT 1. All references in the Lease to Exhibit “A” or to the Site Plan shall mean the Site Plan attached hereto as Attachment 1.

     3.     SCOPE DRAWINGS. The Scope Drawings attached to the Lease as EXHIBIT “F-1” are hereby replaced with the Scope Drawings attached hereto as ATTACHMENT 2. All references in the Lease to Exhibit “F-1” or to the Scope Drawings shall mean the Scope Drawings attached hereto as Attachment 2.

     4.     MINIMUM ANNUAL RENT AND ESTIMATED ANNUAL OPERATING EXPENSES. Section 1(d) of the Lease is hereby amended and restated in its entirety as follows:

     “d. MINIMUM RENT (ss 8) & OPERATING EXPENSES (ss 9)

(i)	“MINIMUM ANNUAL RENT”:

	Minimum Annual				Minimum Annual
Lease	Rent Per Rentable			Lease	Rent Per Rentable
Year	Square Foot	Annual	Monthly	Year	Square Foot	Annual	Monthly

1	$11.450	$712,190.04	$59,349.17	6	$12.642	$786,332.40	$65,527.70
2	$11.679	726,433.80	60,536.15	7	$12.895	802,068.96	66,839.08
3	$11.913	740,988.60	61,749.05	8	$13.152	818,054.40	68,171.20
4	$12.151	755,792.16	62,982.68	9	$13.415	834,413.04	69,534.42
5	$12.394	770,906.79	64,242.23	10	$13.684	851,144.76	70,928.73

(ii)	ESTIMATED “ANNUAL OPERATING EXPENSES”: $224,541.96 (Two Hundred Twenty-four Thousand Five Hundred Forty-one and 96/100 Dollars) estimated for calendar year 1999 (based on $3.61 per rentable square foot), payable in monthly installments of $18,711.83 (Eighteen Thousand Seven Hundred Eleven and 83/100 Dollars), subject to adjustment (ss 9(a))”

     5.     PARKING. Consistent with the provisions of Section 34 of the Lease (entitled “Parking”), Landlord will provide five (5) parking spaces for each 1,000 rentable square feet of the Premises, for a total of 311 spaces based on the reduced size of the Premises. Landlord will preserve the ability to expand the parking area in order to maintain the 5 spaces per 1,000 square foot ratio in the event Tenant exercises its expansion option provided for in SECTION 9 below.

     6.     CONSTRUCTION DEADLINES; REMEDIES.

6.1	The date of substantial completion of the Base Buildings and Site Improvements (see the first paragraph of Section 4(c) of the Lease) shall be JUNE 1, 1999, not May 1, 1999.

6.2	Any provision of the Lease to the contrary notwithstanding, no penalty shall be incurred by Landlord in the event Landlord fails to achieve substantial completion by June 1, 1999. Accordingly, the second paragraph of SECTION 4(c) of the Lease is hereby amended and restated in its entirety as follows:

“If Landlord fails to so substantially complete the Base Building and Site Improvements on or before JUNE 1, 1999 (as the same may be extended as a result of any Tenant Delay or delay caused by Force Majeure or any other reason outside of Landlord’s control), then Tenant shall have the right to hold over in Tenant’s Existing Premises (as defined in Section 37 below), at the same rent and on all of the same terms as provided in Tenant’s Existing Lease (as defined in Section 37 below), until the Commencement Date of this Lease. The foregoing shall be Tenant’s sole and exclusive remedy for any delay in the substantial completion of the Base Building.”

2

     7.     APPROVAL AND CONSTRUCTION CONTINGENCIES. SECTION 4(d) of the Lease (entitled “Approval & Construction Contingencies”) is hereby deleted in its entirety.

     8.     TENANT ACCESS DATE. The Tenant Access Date (as defined in SECTION 5(a) of the Lease) is hereby extended to APRIL 1, 1999.

     9.     EXPANSION OPTION. Tenant shall have the option at any time during the Term to cause Landlord to expand the original Premises (Building A) to approximately 80,000 rentable square feet and lease the expansion space (the “Building A Expansion Space”) to Tenant, subject to all of the terms and conditions of this Section 9.

     A.     The following are the conditions precedent to Tenant’s right to exercise its Building A Expansion Option:

     (i)  Tenant must deliver to Landlord written notice exercising its right to Lease the Building A Expansion Space;

     (ii)  Tenant, at the time of such notice, must not be in monetary default (beyond any applicable notice and cure period in this Lease) or default described in Section 26(a)(iv); and

     (iii)  Tenant, at the time of such notice, must be leasing all or substantially all of Building A, and Tenant must not be planning to vacate, assign or sublet any of the space in Building A at the time Tenant expands into the Building A Expansion Space.

     B.     If Tenant properly exercises the Building A Expansion Option as provided above, Landlord and Tenant shall enter into a lease or amendment to this Lease with respect to the Building A Expansion Space containing the following terms:

     (i)  Landlord will be obligated to construct the Building A Expansion Space and requisite parking and other related site improvements, if any, within 9 months of the date such lease or amendment to lease is entered into by Landlord and Tenant, subject only to delays outside of the reasonable control of Landlord. The design, exterior materials and quality of the Building A Expansion Space shall be consistent with the remainder of the Building A base building so as to keep the relative cost (adjusted for changes in the costs of labor and materials) per rentable square foot of the Building A Expansion Space comparable to that of the remainder of Building A.

     (ii)  The term of the lease for the Building A Expansion Space shall commence upon the substantial completion of Landlord’s construction of the Building A Expansion Space (the “Building A Expansion Space Commencement Date”), and shall expire upon the expiration or termination of the Term of this Lease; provided, however, that if less than 5 years remains on the Term of this Lease (including any extension options exercised by Tenant as of the Building A Expansion Space Commencement Date), then the Term of this Lease (Section 36 [Tenant’s

3

Option to Terminate] notwithstanding) shall be extended so that this Lease and the lease of the Building A Expansion Space shall expire on the fifth anniversary of the Building A Expansion Space Commencement Date or such other date as to which Landlord and Tenant may mutually agree. If the Term is so extended, any unexercised and unexpired options to extend the Term under Section 31 of the Lease shall be pushed out so that the full extension term, if exercised, would commence as of the expiration of the Term or extended Term, as the case may be, as extended pursuant to this subsection (b). If such extension term, as pushed back, goes beyond lease year 19, Minimum Annual Rent for subsequent lease years shall continue to increase at 2% per annum. For example, if Tenant entered into a five-year lease for the Building A Expansion Space commencing at the beginning of year eight of the ten-year initial Term of this Lease, the Term of this Lease would be extended through year twelve, and the first three-year extension term would commence, if exercised, at the beginning of year thirteen (and the scheduled rental rates per rentable square foot under Section 31 for years 13 through 15 would apply to the first extension term with respect to the original Premises).

     (iii)  The Annual Minimum Rent for the Building A Expansion Space for the first lease year shall be an amount equal to the product of (i) the “Building A Expansion Costs” (as defined below), multiplied by (ii) the “Finance Rate” (as defined below). The Annual Minimum Rent for the Building A Expansion Space for each lease year subsequent to the first lease year shall be an amount equal to 102% of the scheduled Annual Minimum Rent for the immediately preceding lease year.

     “Building A Expansion Costs” means all of the out-of-pocket costs incurred by Landlord with respect to the construction of the Building A Expansion Space and related site improvements, including, but not limited to, architectural and engineering fees, all government fees and utility connection charges, construction costs and expenses, including costs of constructing landscaping, required parking and related site improvements, if any, signage, brokerage fees, a development fee equal to 2% of such costs (exclusive of construction interest), construction interest at 8.75% and a construction contingency not to exceed 2%. Building A Expansion Costs will not include any costs or expenses relating to land acquisition, defaults by Landlord, claims or penalties arising from Landlord’s intentional wrongdoing , negligent acts or omissions or violations of law, or costs of grading, utilities, site work or other improvements not related to Building A and its related site improvements or otherwise primarily benefitting another parcel or building.

     The “Finance Rate” shall be the greater of (i) a number determined by adding 350 basis points to the actual yield, on the date of Tenant’s notice of exercise, from U.S. Treasury Notes or Bonds having a term equal to the term of the lease for the Building A Expansion Space, or (ii) 10% per annum.

     Prior to entering into a lease for the Building A Expansion Space, Landlord and Tenant shall have agreed upon a budget of the Building A Expansion Costs, based on plans and specifications for the Building A Expansion Space approved by Landlord and Tenant. If

4

Landlord and Tenant are unable to agree upon such budget, Landlord shall not be obligated to construct the Building A Expansion Space and neither Landlord nor Tenant shall have any obligation to enter into such lease or lease amendment for the Building A Expansion Space. Except as expressly provided herein or otherwise clearly inapplicable, any such lease for the Building A Expansion Space shall be on the same terms and conditions as the original Lease.

     10.     BROKERAGE FEE. The brokerage fee payable by Landlord to the Keeywaydin Group, Inc., pursuant to Section 40 of the Lease regarding the initial Premises shall remain at the same square foot rate set forth in Section 40 (i.e. $3.00 per rentable square foot), but shall be calculated based on the reduced square footage of the Premises.

     11.     LEASE IN FULL FORCE. Except as expressly amended by this Agreement, all of the terms and conditions the Lease remain unmodified and continue in full force and effect. All capitalized terms used herein and not separately defined herein shall bear the meaning assigned to them in the Lease. The parties have executed this First Amendment as of the date stated in the opening paragraph of this Amendment.

LANDLORD:

Date signed:	, 1999	LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, Sole General Partner

By:

John Gattuso, Senior Vice President

TENANT:

Date signed:	, 1999	ONTRACK DATA INTERNATIONAL, INC.

By:

Its:

5